Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

THE SPECTRANETICS CORPORATION,

PHILIPS HOLDING USA INC.

and

HEALTHTECH MERGER SUB, INC.

Dated as of June 27, 2017

TABLE OF CONTENTS

ii

Annex I	Conditions to the Offer
Exhibit A	Form of Guarantee
Exhibit B	Certificate of Incorporation of Surviving Corporation
Exhibit C	By-laws of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 27, 2017, among THE SPECTRANETICS CORPORATION, a Delaware corporation (the “Company”), PHILIPS HOLDING USA INC., a Delaware corporation (“Parent”), and HEALTHTECH MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub has agreed to commence a cash tender offer to acquire any and all of the outstanding shares of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”) for $38.50 per share (such amount, or any other amount per share paid in such offer in accordance with this Agreement, the “Offer Price”), net to the seller in cash, without interest (such offer, as may be extended and amended from time to time as permitted under, or required by, this Agreement, the “Offer”);

WHEREAS, following the consummation of the Offer, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger, and pursuant to the Merger each share of Company Common Stock that is not validly tendered and irrevocably accepted for payment pursuant to the Offer (except as otherwise provided herein) will be converted into the right to receive the Offer Price, net to the seller in cash, without interest;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation of the Offer;

WHEREAS, the Board of Directors of the Company has (i) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, and (ii) declared this Agreement advisable and (iii) recommended that the Company’s stockholders tender their shares of Company Common Stock in the Offer;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement advisable;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will adopt this Agreement by written consent immediately following its execution;

WHEREAS, Koninklijke Philips N.V., a corporation organized under the laws of The Netherlands and the parent company of Parent (the “Guarantor”) is executing and delivering a guarantee in the form attached hereto as Exhibit A (the “Guarantee”) simultaneously with the execution and delivery of this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

The Transactions

SECTION 1.01.   The Offer.

(a)   As promptly as practicable after the date of this Agreement but in no event more than ten Business Days after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b)   In accordance with the terms and conditions of this Agreement, and subject only to the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Annex I (collectively, the “Offer Conditions”), Merger Sub shall (and Parent shall cause Merger Sub to), at or as promptly as practicable following the Expiration Time, irrevocably accept for payment (the time of acceptance for payment, the “Offer Acceptance Time”) and, at or as promptly as practicable following the Offer Acceptance Time (but in any event within three Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) pay for all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.  Parent shall provide or cause to be provided to Merger Sub, at the Offer Acceptance Time and on a timely basis at all times thereafter, the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

(c)   The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) in accordance with the terms set forth in this Agreement and subject only to the Minimum Condition and the other Offer Conditions.  Merger Sub expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition other than the Minimum Condition and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise expressly provided by this Agreement, without the prior written consent of the Company, Merger Sub shall not, and Parent shall cause Merger Sub not to, (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer,

(C) decrease the maximum number of shares of Company Common Stock sought to be purchased in the Offer, (D) impose any conditions to the Offer other than the Offer Conditions, (E) amend, modify or supplement any of the Offer Conditions in a manner that makes such  Offer Condition more difficult to satisfy, (F) amend, modify or waive the Minimum Condition, (G) except as otherwise required or expressly permitted by Section 1.01(e), extend or otherwise change the Expiration Time, (H) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act or (I) otherwise amend, modify or supplement any of the other material terms of the Offer in a manner that makes the Offer Conditions more difficult to satisfy, except for actions described in any of clauses (A) through (I) that are (1) expressly required by this Agreement, (2) required by Law or (3) taken in response to written comments or questions received from the SEC.  The Offer may not be terminated prior to its scheduled Expiration Time, unless this Agreement is terminated in accordance with Article VII.

(d)   The Offer shall expire at midnight (New York City time) (i.e., one minute after 11:59 p.m., New York City time) on the date that is 20 Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 1.01(e), the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”).

(e)   Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time as follows:

(i)   If, at the then-scheduled Expiration Time, any of the Offer Conditions has not been satisfied or waived by Parent and Merger Sub (to the extent such waiver is permitted under this Agreement and applicable Law), then Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions in consecutive increments of up to 10 Business Days each (each such increment to end at 5:00 p.m., New York City time, on the last Business Day of such increment) in order to permit the satisfaction of such Offer Condition(s); and

(ii)   Merger Sub shall extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or The NASDAQ Stock Market LLC (“NASDAQ”) or its staff;

provided, however, that, in each case, in no event shall Merger Sub be required to extend the Offer beyond the earliest to occur of (x) the termination of this Agreement pursuant to Article VII and (y) the End Date.

(f)   The Offer Price shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and at or prior to the Offer Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 1.01(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by this Agreement.

(g)   In the event that this Agreement is terminated in accordance with Article VII, Merger Sub shall (and Parent shall cause Merger Sub to) as promptly as practicable (and in any event within 24 hours of such termination) irrevocably and unconditionally terminate the Offer, shall not acquire any shares of Company Common Stock pursuant to the Offer and shall cause any depository acting on behalf of Parent or Merger Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

(h)   As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal (the Schedule TO, together with all documents included therein pursuant to which the Offer will be made, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock.  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent shall use all reasonable efforts to promptly cause the Offer Documents as so corrected to be filed with the SEC and to promptly be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable Law.  The Company shall promptly furnish or otherwise make available to Parent, Merger Sub or Parent’s legal counsel any information concerning the Company and the Company’s Subsidiaries that is required by the Exchange Act to be set forth in the Offer Documents.  The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC.  Parent and Merger Sub agree to provide the Company and its counsel with any comments (including a summary of any oral comments) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.  Each of Parent and Merger Sub shall give the Company and its counsel a reasonable opportunity to participate in the response to any comments of the SEC or its staff with respect to the Offer Documents and shall respond promptly to any such comments.

(i)   Parent, Merger Sub and the Paying Agent with respect to the Offer shall be entitled to deduct and withhold from the Offer Price payable pursuant to the Offer such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the

“Code”), the U.S. Treasury Regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law.  To the extent amounts are so withheld and paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

SECTION 1.02.   Company Actions.

(a)   As promptly as practicable on the day that the Offer is commenced, the Company shall, concurrently with or following the filing of the Schedule TO, file with the SEC and disseminate to holders of shares of Company Common Stock a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.02, shall contain the Company Board Recommendation.  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall use all reasonable efforts to cause the Schedule 14D-9 as so corrected to promptly be filed with the SEC and to promptly be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable Law.  Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or its legal counsel any information concerning Parent, Merger Sub or any Parent Related Parties that is required by the Exchange Act to be set forth in the Schedule 14D-9.  Unless the Board of Directors of the Company has made an Adverse Recommendation Change, Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC.  Unless the Board of Directors of the Company has made an Adverse Recommendation Change, the Company shall provide Parent and its counsel with any comments (including a summary of any oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.  The Company shall give Parent and its counsel a reasonable opportunity to participate in the response to any comments of the SEC or its staff with respect to the Schedule 14D-9, except if the Board of Directors of the Company has made an Adverse Recommendation Change or in connection therewith, and the Company shall respond promptly to any such comments.

(b)   In connection with the Offer, the Company shall (or shall cause its transfer agent to) promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories as of the most recent practicable date, to the extent known by the Company after making timely inquiries to the Company’s transfer agent for such lists (including lists of non-objecting beneficial owners), and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) as Parent may reasonably request in connection with the Offer.  Parent and Merger Sub and their Representatives shall hold in confidence pursuant to the Confidentiality Agreement the information contained in any such labels, listings and files, shall use such information only in connection with the Transactions and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their reasonable efforts to cause their Representatives to deliver, to the Company or destroy (at the Company’s election) all copies and any extracts or summaries from such information then in their possession or control.

(c)   Subject to Section 5.02, the Company consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation.

SECTION 1.03.   The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL (including Section 251(h) of the DGCL), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger.  The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.

SECTION 1.04.   Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by Parent and the Company (the “Closing Date”), which date shall be as soon as practicable following the Offer Acceptance Time, subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (but in no event later than the second Business Day following such satisfaction or waiver of such conditions), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another date, time or place is agreed to in writing by Parent and the Company.

SECTION 1.05.   Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger.  The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.06.   Merger Without Meeting of Stockholders.  The Merger shall be effected under Section 251(h) of the DGCL, without a vote of the stockholders of the Company.  The parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

SECTION 1.07.   Effects of the Merger.  The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.08.   Certificate of Incorporation and By-laws of the Surviving Corporation.  At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached hereto as Exhibit B until thereafter amended as provided therein or by applicable Law (subject to Section 5.06).  The parties hereto shall take all requisite action so that, at the Effective Time, the by-laws of the Surviving Corporation shall be amended and restated in their entirety to be in the form attached hereto as Exhibit C until thereafter amended as provided therein or by applicable Law (subject to Section 5.06).

SECTION 1.09.   Directors and Officers of the Surviving Corporation.

(a)   The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the charter and by-laws of the Surviving Corporation.

(b)   The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the charter and by-laws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock;
Exchange of Certificates

SECTION 2.01.   Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Merger Sub:

(a)   Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001, of the Surviving Corporation.

(b)   Cancelation of Treasury Stock and Parent-Owned Stock; Treatment of Stock Owned by Company Subsidiaries.  Each share of Company Common Stock that is owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.  Each share of Company Common Stock then held by Parent or Merger Sub that was accepted for payment by Merger Sub in the Offer shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)   Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Company Restricted Shares to be treated in accordance with Section 2.03, (ii) Appraisal Shares to be treated in accordance with Section 2.01(d) and (iii) shares of Company Common Stock to be canceled in accordance with Section 2.01(b)) shall be converted automatically into and shall thereafter represent only the right to receive the Offer Price, net to the seller in cash, without interest (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or non-certificated shares of Company Common Stock held in book entry form (each, a “Book Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, to be paid in consideration therefor upon surrender of such Certificate or Book Entry Share in accordance with Section 2.02(b).

(d)   Appraisal Rights.  Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who are (i) entitled to demand and have properly demanded their rights to be paid the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Appraisal Shares”) and (ii) have neither effectively withdrawn nor lost (through failure to perfect or otherwise) their rights to such appraisal and payment under the DGCL, shall not be canceled and converted into the right to receive the Merger Consideration as provided in Section 2.01(c), and the holders of Appraisal Shares shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any holder of Appraisal Shares (A) under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws or loses (through failure to perfect or otherwise) its right to appraisal of such Appraisal Shares, (B) fails to establish its entitlement to appraisal rights as provided in the DGCL or (C) takes or fails to take any action, the consequence of which is that such holder is not entitled to payment for its shares under the DGCL, then in each such case, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Appraisal Shares, and each such share of Company Common Stock shall, to the fullest extent permitted by applicable Law, thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration.  The Company shall promptly notify Parent of any written demands received by the Company for appraisal of any shares of Company Common

Stock and attempted withdrawals of such demands, and Parent shall have the right to participate in and direct negotiations and proceedings with respect to such demands for appraisal.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent or as otherwise required by an Order, make any payment with respect to, or settle or offer to settle, any such demands or waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL.

SECTION 2.02.   Exchange of Shares.

(a)   Paying Agent.  Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, shall prior to the Closing Date enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.  At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).  Pending its disbursement to the holders of Company Common Stock, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by each of Moody’s Investors Service, Inc. and Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion.  Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.02(a).  The Paying Agent shall be required to hold the Exchange Fund for the benefit of holders of Company Common Stock, and to promptly make the payments provided for in this Article II.  The Exchange Fund shall not be used for any purpose not expressly provided for in this Agreement.  Nothing contained in this Section 2.02(a) and no investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration as provided herein.

(b)   Payment Procedures.  As soon as reasonably practicable after the Effective Time (but in no event more than three business days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Company Common Stock (other than the Company Common Stock to be canceled or converted in accordance with Section 2.01(b)) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions regarding delivery of an “agent’s message” with respect to Book Entry Shares) as Parent and the Company may reasonably agree prior to the Closing Date) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for payment of the Merger Consideration as provided in Section 2.01(c).

Upon surrender of a Certificate or a Book Entry Share for cancelation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book Entry Share, and the Certificate or Book Entry Share so surrendered shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book Entry Share is registered, it shall be a condition of payment that (x) the Certificate or Book Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or Book Entry Share surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.02, each Certificate and Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c)   No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates that represented ownership of shares of Company Common Stock and Book Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law.  Subject to the last sentence of Section 2.02(d), if, at any time after the Effective Time, Certificates and Book Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)   Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of its claim for Merger Consideration (subject to abandoned property, escheat and other similar Laws).  Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become the property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e)   No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)   Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay and deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate.

(g)   Withholding.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or Equity Award Consideration such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the U.S. Treasury Regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law.  To the extent amounts are so withheld and paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

SECTION 2.03.   Company Equity Awards; Company ESPP.

(a)   Corporate Actions.  Prior to the Effective Time, the Company shall take such actions as are necessary (including obtaining any resolutions of the Board of Directors of the Company or, if appropriate, any committee thereof administering the Company Stock Plans) to provide that:

(i)   subject to Section 2.02(g), each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the product of (A) the number of shares of Company Common Stock for which such Company Stock Option has not then been exercised and (B) the excess, if any, of the Offer Price over the exercise price per share of Company Common Stock subject to such Company Stock Option, provided that all Company Stock Options with an exercise price per share greater than the Offer Price shall be cancelled and the holder thereof shall not have any right to receive any consideration in respect thereof;

(ii)   subject to Section 2.02(g), each Company Restricted Share outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled and converted into the right of the holder thereof to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the Offer Price;

(iii)   subject to Section 2.02(g), each Company RSU outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (B) the Offer Price; and

(iv)   subject to Section 2.02(g), each Company PSU outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the product of (A) (i) for Company PSUs granted in 2016, the number of shares of Company Common Stock subject to such Company PSU (provided that, any applicable performance conditions shall be deemed to be achieved at 150% of the target performance level) and (ii) for Company PSUs granted in 2017, the number of shares of Company Common Stock subject to such Company PSU (provided that, any applicable performance conditions shall be deemed to be achieved at the target performance level) and (B) the Offer Price; provided, that the treatment set forth in this Section 2.03(a)(iv) shall not apply to Company PSUs granted in 2016 to the extent otherwise agreed among the Company, Parent and the holder of such Company PSUs.

(b)   Payments with respect to Company Equity Awards.  Promptly after the Effective Time (but in any event no later than five days after the Effective Time), the Surviving Corporation shall pay through its payroll systems the amounts due pursuant to (i) Section 2.03(a)(i) to the holders of Company Stock Options (the aggregate amount of such cash payable to the holders of Company Stock Options, the “Option Consideration”), (ii)  Section 2.03(a)(ii) to holders of Company Restricted Shares (the aggregate amount of such cash payable to the holders of Company Restricted Shares, the “Restricted Share Consideration”), (iii) Section 2.03(a)(iii) to holders of Company RSUs (the aggregate amount of such cash payable to holders of Company RSUs, the “RSU Consideration”) and (iv) Section 2.03(a)(iv) to holders of Company PSUs (the aggregate amount of such cash payable to holders of Company PSUs, the “PSU Consideration” and, together with the Option Consideration, Restricted Share Consideration and RSU Consideration, the “Equity Award Consideration”); provided, however, that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code.

(c)   Company ESPP.  Prior to the Effective Time, the Company shall take all actions necessary to terminate the Company ESPP.  The Company shall determine the rights of participants in the Company ESPP with respect to any offering period then underway under the Company ESPP by treating a Business Day to be determined by the Company that is prior to the Effective Time as the last day of such offering period (the “Final Investment Date”) and by treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP.  The Company shall treat any shares of Company Common Stock acquired prior to or on the Final Investment Date as outstanding shares of Company Common Stock for purposes of Section 2.01.  Following the date hereof, (i) the Company shall take no action pursuant to the terms of the Company ESPP to commence any new purchase or offering periods and (ii) the applicable purchase price for shares of Company Common Stock shall not be decreased below the levels set forth in the Company ESPP as of the date hereof.

(d)   At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the treatment of the Company Equity Awards pursuant to Section 2.03(a) and Section 2.03(b) and (ii) cause the Company Stock Plans to terminate at or prior to the Effective Time.  The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Company Equity Awards.

(e)   For purposes of this Agreement:

(i)       “Company Equity Award” means a Company PSU, Company Restricted Share, Company RSU or Company Stock Option.

(ii)      “Company ESPP” means the Company’s 2010 Employee Stock Purchase Plan, as amended.

(iii)     “Company PSU” means any restricted stock unit award subject to performance-based vesting conditions, payable in shares of Company Common Stock or the value of which is determined with reference to the value of shares of Company Common Stock, whether granted under a Company Stock Plan or otherwise.

(iv)     “Company Restricted Share” means any share of Company Common Stock subject to vesting or forfeiture conditions granted under a Company Stock Plan or otherwise.

(v)      “Company RSU” means any (A) restricted stock unit award subject solely to employment or service based vesting conditions or (B) Company PSU that is, immediately prior to the consummation of the Offer, subject solely to employment or service based vesting conditions, in each case payable in shares of Company Common Stock or the value of which is determined with reference to the value of shares of Company Common Stock, whether granted under a Company Stock Plan or otherwise.

(vi)     “Company Stock Option” means any option to purchase Company Common Stock granted under a Company Stock Plan or otherwise (other than an ESPP Purchase Right).

(vii)    “Company Stock Plans” means the Company’s 2016 Incentive Award Plan and 2006 Incentive Award Plan, in each case, as amended.

(viii)   “ESPP Purchase Right” means an option to purchase Company common stock under the Company ESPP.

SECTION 2.04.   Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the date hereof and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration and the Equity Award Consideration, as applicable, shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction; provided that nothing in this Section 2.04 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by this Agreement.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (i) set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date hereof (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) or (ii) disclosed in the Company SEC Documents or any other report, schedule, form, statement or other document (including exhibits and other information incorporated therein) filed with, or furnished to, the SEC and publicly available prior to the date of this Agreement, other than any risk factor disclosures contained in the “Risk Factors” section thereof:

SECTION 3.01.   Organization and Standing; Subsidiaries.

(a)   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company has all

requisite corporate power and authority to (i) own, lease or otherwise hold its properties and assets in the manner in which they are currently owned, used and held, (ii) conduct its business as it is now being conducted and (iii) perform its obligations under all Contracts by which it is bound.  The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect.  The Company has made available to Parent, prior to the date of this Agreement, accurate and complete copies of the Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”).

(b)   Section 3.01(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Subsidiary of the Company that, as of the date hereof, is a significant subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company (each, a “Significant Subsidiary”), together with the jurisdiction of incorporation or formation of each such Significant Subsidiary, and neither the Company nor any of its Subsidiaries own any capital stock, equity interest or other direct or indirect ownership interest in any other person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.  As of the date hereof, all of the outstanding capital stock of, or other equity or voting interests in, each Significant Subsidiary is directly or indirectly owned by the Company.  As of the date hereof, all the shares of capital stock of, or other equity or voting interests in, each such Significant Subsidiary owned by the Company have been duly authorized and validly issued and are fully paid and, in the case of shares of capital stock, nonassessable and are owned directly or indirectly by the Company free and clear of all Liens, other than Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests.

(c)   Each Significant Subsidiary is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect.  Each Significant Subsidiary has all requisite corporate power and authority to (i) own, lease or otherwise hold its properties and assets in the manner in which they are currently owned, used and held, (ii) conduct its business as it is now being conducted and (iii) perform its obligations under all Contracts by which it is bound.  Each Significant Subsidiary of the Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02.   Capital Stock.

(a)   The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”).  At the close of business on June 26, 2017 (the “Capitalization Date”) (i) 43,848,089 shares of Company Common Stock were issued and outstanding (including 82,103 Company Restricted Shares), (ii) 6,406,474 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, of which (A) 2,885,555 shares were issuable upon exercise of outstanding Company Stock Options, (B) 617,527 shares were issuable upon vesting and settlement of outstanding Company RSUs and (C) 526,275 shares were issuable upon vesting and settlement of outstanding Company PSUs (assuming settlement of outstanding Company PSUs based on achievement of applicable performance goals at 150% of the target performance level for Company PSUs granted in 2016 and the target performance level for Company PSUs granted in 2017), (iii) 788,241 shares of Company Common Stock were reserved and available for purchase under the Company ESPP and (iv) no shares of Company Preferred Stock were issued or outstanding.

(b)   Except as set forth in Section 3.02(a), as of the Capitalization Date, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities, instruments, bonds, debentures, notes or other obligations of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than the Convertible Notes, (iii) no preemptive rights or outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon.  There are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (except pursuant to the forfeiture of Company Equity Awards, ESPP Purchase Rights or other equity awards or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of Company Stock Options, or for purposes of satisfying Tax withholding obligations with respect to holders of Company Equity Awards, ESPP Purchase Rights or other equity awards), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities.  No Subsidiary of the Company owns any Company Common Stock.  Neither the Company nor any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.  All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (A) issued any Company Securities or incurred any obligation to make any payments based on the price or value of Company Securities or dividends paid thereon, other than pursuant to Company Equity Awards or ESPP Purchase Rights that were outstanding as of the Capitalization Date or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock.

(c)   As of the Capitalization Date, there was outstanding $230,000,000 aggregate principal amount of Convertible Notes.

(d)   Section 3.02(d) of the Company Disclosure Letter contains an accurate and complete list, as of the Capitalization Date, of Company Equity Awards and other equity-based awards denominated in Company Common Stock outstanding under the Company Stock Plans, including the number of shares of Company Common Stock subject to each Company Equity Awards and the grant date, term and exercise price with respect to each Company Equity Award, as applicable.

SECTION 3.03.   Authority; Noncontravention.

(a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, assuming the representations and warranties set forth in Section 4.06 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement, and, assuming the representations and warranties set forth in Section 4.06 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, the consummation by it of the Transactions, have been duly authorized by the Board of Directors of the Company and, except for filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)   The Board of Directors of the Company, at a meeting duly called and held, adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (ii) resolving that the Merger shall be effected under Section 251(h) of the DGCL and (iii) recommending that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock in the Offer (such recommendation, the “Company Board Recommendation”), which resolutions have not, except after the date hereof as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.

(c)   The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the Transactions and compliance by the Company with the provisions of this Agreement do not and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancelation or acceleration of any obligation or to the loss of any benefit under, or result in the creation of any Lien (except for a Permitted Lien) upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the Company Certificate or the Company Bylaws or the comparable organizational documents of any of the Significant Subsidiaries, (ii) any Material Contract or (iii) subject to receipt of the governmental filings and other matters referred to in Section 3.03(d), any (A) statute, law (including common law), ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Authority (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (B) order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority or competent arbitral tribunal (each, an “Order”) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancelation or acceleration, losses or Liens that would not reasonably be expected to have a Material Adverse Effect.

(d)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Law, (ii) compliance with applicable requirements of the Exchange Act, including the filing with the SEC of the Schedule 14D-9, (iii) compliance with the rules and regulations of the NASDAQ, (iv) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (v) compliance with any applicable international, federal or state securities or “blue sky” Laws and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained, made or given would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04.   Company SEC Documents; Undisclosed Liabilities.

(a)   The Company has on a timely basis filed with or furnished to the SEC all material reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by the Company under the Securities Act or the Exchange Act since January 1, 2016 (the “Company SEC Documents”).  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)   The consolidated financial statements of the Company (including the related notes and schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, had been prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year‑end adjustments that are not, individually or in the aggregate, material).  No financial statements of any person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(c)   The Company maintains, and at all times since January 1, 2016 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements.  To the Knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2016, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any fraud, whether or not material, that involves the management or other employees of the Company; or (C) any claim or allegation regarding any of the foregoing.

(d)   The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.  The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

(e)   Neither the Company nor any of its Subsidiaries is a party to or has any obligation or other commitment to become a party to any material securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in any published financial statements or other Company SEC Documents of the Company or any of its Subsidiaries.

(f)   To the Knowledge of the Company, there have been no material written or oral inquiries, interrogatories or comments with respect to any of the Company SEC Documents from the SEC, NASDAQ or any other Governmental Authority received since January 1, 2015.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.  To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any material internal investigations pending or threatened, in each case regarding any accounting practices of the Company and its Subsidiaries.

(g)   Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates acting on behalf of the Company or any of its Subsidiaries has made, arranged, modified (in any material respect) or forgiven personal loans to any executive officer or director of the Company or any of its Subsidiaries.

(h)   To the Knowledge of the Company, since January 1, 2015, (i) neither the Company nor any of its Subsidiaries or any auditor, accountant or representative of the Company or any of its Subsidiaries has reported its knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2015 (except for any of the foregoing which have no reasonable basis) and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws or evidence of breach of fiduciary duty or similar Law, by the Company or the Board of Directors of the Company or any committee thereof or any director or executive officer of the Company.

(i)   Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company, except liabilities (i) reflected or reserved against in the balance sheet (including the notes thereto) of the Company and its Subsidiaries included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2017, (ii) incurred after March 31, 2017, in the ordinary course of business, (iii) incurred after the date hereof not in violation of this Agreement, (iv) incurred in connection with this Agreement or otherwise incurred in connection with the Transactions or (v) as would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.   Absence of Certain Changes.  From December 31, 2016, through the date hereof:

(a)   There has not occurred any event, change, action, failure to act or transaction that would reasonably be expected to have a Material Adverse Effect.

(b)   (i) Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of such businesses; (ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) there has not been any declaration, accrual, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding securities of the Company or any of its Subsidiaries; (iv) there has not been any material change in any method of accounting or accounting practice or internal controls (including internal controls over financial reporting) by the Company or any of its Subsidiaries, except those changes required by a change in GAAP or SEC rules and regulations; and (v) there has not been any agreement to do any of the foregoing.

SECTION 3.06.   Litigation.  There are no actions, suits, claims or proceedings (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, or any Order to which the Company or any of its Subsidiaries is subject, except, in each case, for those that would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.07.   Compliance with Laws; Permits.

(a)   Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries is, and has at all times since January 1, 2015 through the date of this Agreement been, in compliance with applicable Laws.  To the Knowledge of the Company, the Company and each of its Subsidiaries have not received any notice from any Governmental Authority alleging that the Company or any of its Subsidiaries is in material violation of any applicable Law that has not been cured as of the date hereof.  To the Knowledge of the Company, as of the date of this Agreement, no material investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened.

(b)   The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, clearances, 510(k)s and PMAs, approvals (including product approvals and investigational device exemptions) and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold a Permit would not reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, no material violation, suspension, withdrawal, revocation, or cancellation of any Permits necessary for the lawful conduct of the Company and its Subsidiaries is pending or threatened, and the Company is, and has been, in compliance in all material respects with the terms of all such Permits.  All such Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to be have a Material Adverse Effect, and, to the Knowledge of the Company, no material Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.  This Section 3.07 does not relate to the Company SEC Documents or financial statements, which are the subject of Section 3.04, Tax matters, which are the subject of Section 3.09, employee benefit matters, which are the subject of Section 3.10, labor matters, which are the subject of Section 3.11, environmental matters, which are the subject of Section 3.12, or Intellectual Property matters, which are the subject of Section 3.13.

(c)   The Company, its Subsidiaries and, to the Knowledge of the Company, their respective owners, officers, directors, employees and agents are in compliance with and since January 1, 2015 have complied with (i) the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and (ii) all other anti-bribery, anti-corruption and anti-money laundering applicable Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries, except, in each case of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.  Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, since January 1, 2015, none of the Company, any of its Subsidiaries and/or, to the Knowledge of the Company, any of their respective owners, officers, directors, employees and agents have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any person, including national, provincial, municipal, foreign or other Government Official or any political party or official thereof or any candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation of the FCPA and any Laws described in clause (ii).  The Company and its Subsidiaries have (A) instituted policies and procedures that are reasonably designed to ensure compliance with the FCPA and other applicable anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company or any of its Subsidiaries operate and (B) maintained such policies and procedures in force.

(d)   To the Knowledge of the Company, since January 1, 2015, the Company and each of its Subsidiaries have been and currently are in compliance in all material respects with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the United States International Traffic in Arms Regulations, the Export Administration Regulations and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control.

SECTION 3.08.   Regulatory Matters.

(a)   To the Knowledge of the Company, since July 1, 2014, the Company and each of its Subsidiaries have complied and are complying in all material respects with all applicable Laws with respect to their businesses and the products designed, manufactured, distributed, marketed, exclusively licensed, or branded by or for the Company or any of its Subsidiaries (the “Company Products”) including: (i) any applicable U.S. Food and Drug Administration (“FDA”) investigational device exemption, institutional review board or ethics committee approval (collectively, an “IRB approval”), premarket approval, 510(k) clearance, de novo clearance, device classification order, CE mark, or the foreign equivalent of any of the preceding; (ii) the Controlled Substances Act and the regulations promulgated by the Drug Enforcement Administration; (iii) the applicable state laws and regulations; and (iv) the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the False Claims Act (31 U.S.C. §§ 3729 et seq.), the Federal Sunshine Act (42 U.S.C. § 1320a-7h), and all of the regulations promulgated under all such statutes.

(b)   To the Knowledge of the Company, since July 1, 2014, neither the Company nor any of its Subsidiaries has received notice of, or been subject to, any material adverse inspectional finding, data integrity review, investigation, penalty, fine, reprimand, sanction, assessment, request for corrective or remedial action, warning letter, regulatory letter, untitled letter, FDA Form 483 or other compliance or enforcement notice, communication or correspondence from FDA or any other Governmental Authority (including any notified body) related to its business or any Company Product.

(c)   To the Knowledge of the Company, the Company and its Subsidiaries have complete and up-to-date copies of all material regulatory submissions and Permits related to the Company Products, including all investigational device exemptions, IRB approvals, premarket approval applications, 510(k) premarket notifications, de novo requests and CE marks and any supplements or amendments to any of the preceding.

(d)   None of the Company Products is currently or, since July 1, 2014, has been subject to a material recall, removal, market withdrawal or any other corrective action that would require a report to FDA under 21 C.F.R. Part 806 (collectively, a “Recall”), nor is any Recall of any Company Product currently under consideration by the Company or any of its Subsidiaries.  To the Knowledge of the Company, no manufacturer or supplier of a Company Product is considering a Recall with respect to a Company Product.  To the Knowledge of the Company, since July 1, 2014, (i) the Company and its Subsidiaries have not been materially restrained in their ability to manufacture, process, distribute, supply, import, market or sell any of the Company Products and (ii) the Company and its Subsidiaries have been developing, manufacturing, testing, packaging, labeling, storing, distributing, marketing, commercializing and selling each of the Company Products in material compliance with applicable Laws.

(e)   Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, or materially affect the development, manufacture, testing, packaging, labeling, storage, distribution, marketing, commercialization and sale of the Company Products, and to the Knowledge of the Company, since July 1, 2014, neither the Company nor any of its Subsidiaries or employees have (i) made an untrue statement of material fact or fraudulent statement to FDA or any other Governmental Authority, or in any records or documentation prepared or maintained to comply with the applicable Laws, with respect to its business or any Company Product; (ii) failed to disclose a material fact required to be disclosed to any Governmental Authority; or (iii) been investigated by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice or other comparable Governmental Authority for data or healthcare program fraud.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their officers, directors and employees (in each case, in their capacity as such) have, in any material respect, made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of the FDA or any other Governmental Authority since July 1, 2014.

(f)   To the Knowledge of the Company, since July 1, 2014, neither the Company nor any of its Subsidiaries nor any of their employees (i) has violated or caused a violation of any federal or state health care fraud and abuse or false claims statute or regulation, including the Anti-Kickback Statute and related regulations, that is applicable to the Company or any of its Subsidiaries, (ii) has been debarred, excluded, suspended or threatened with debarment or exclusion under any Law, including under 21 U.S.C. § 335a, 42 U.S.C. § 1320a-7, and relevant regulations in 42 C.F.R. Part 1001 or (iii) has been assessed or threatened with assessment of civil money penalties pursuant to 21 U.S.C. § 335b, 21 C.F.R. Part 17 or 42 U.S.C. Part 1003 except, in the case of clauses (i) and (iii), as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or its Subsidiaries.

(g)   To the Knowledge of the Company, since July 1, 2014, neither the Company nor any of its Subsidiaries nor any of their employees or agents have violated or caused a violation of (i) the Health Insurance Portability and Accountability Act, the Health Information Technology for Economic and Clinical Health Act and related regulations (collectively, “HIPAA”), (ii) any other federal or state privacy or security statute or regulation, (iii) any laws or regulations of any jurisdiction other than the United States (including, but not limited to, the European Union Data Directive) with respect to the use, collection, storage, disclosure or transfer of any data or Personally Identifiable Information, (iv) any state privacy and security statutes and regulations or (v) privacy policies of the Company or of any of its respective customers, subcontractors or partners (to the extent that the Company is or has been bound by such privacy policies) (collectively, “Data Protection Requirements”), except, in each case of clauses (ii) through (v), as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.  To the Knowledge of the Company, the Company and each of its Subsidiaries has at all times since July 1, 2014 taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that all Personally Identifiable Information is protected against loss and against unauthorized access, use, modification or disclosure.  To the Knowledge of the Company, the Company is not currently involved in, or the subject of, and since July 1, 2014 has not been involved in or the subject of, any written Actions related to any Data Protection Requirements.  To the Knowledge of the Company, since July 1, 2014, no material breach or security incident in relation to any Personally Identifiable Information held by the Company has occurred or is threatened, and there has been no material unauthorized or illegal processing of any Personally Identifiable Information held by the Company.  To the Knowledge of the Company, since July 1, 2014, no circumstance has arisen in which Data Protection Requirements would require the Company to notify a Governmental Authority or any other person of a data security breach, security incident or violation of any data security policy.

(h)   There are not presently pending, nor, to the Knowledge of the Company, threatened, any material civil, criminal or administrative actions or suits alleging any hazard or defect in design, manufacture, materials or workmanship with respect to any Company Product, including, without limitation, failure to warn or breach of any express or implied warranty or representation.

SECTION 3.09.   Tax Matters.

(a)   The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects;

(b)   all material Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown as due on a Tax Return) have been timely paid or, if not yet due and payable, adequately reserved against in accordance with GAAP;

(c)   no deficiency for any material amount of Taxes has been proposed or asserted in writing or assessed by any Taxing Authority against the Company or any of its Subsidiaries that remains unpaid or unresolved;

(d)   the Company and each of its Subsidiaries has not received written notice of any pending audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any material amount of Taxes of the Company or any of its Subsidiaries;

(e)   the Company and its Subsidiaries have delivered or made available to Parent copies of all U.S. federal and state income Tax Returns filed by the Company or any of its Subsidiaries for the 2014 and 2015 taxable years and a schedule describing the types, jurisdictions and, if material, amounts of non-income Taxes paid by the Company or any of its Subsidiaries for the 2014 and 2015 taxable years;

(f)   all material Taxes required to be withheld or collected by the Company or any of its Subsidiaries have been withheld and collected and, to the extent required by applicable Law, timely paid to the appropriate Governmental Authority;

(g)   there are no Liens for any material amount of Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(h)   neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law);

(i)   to the Knowledge of the Company, no claim has been received or is expected to be received with respect to the Company or any of its Subsidiaries from a Taxing Authority in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction;

(j)   neither the Company nor any of its Subsidiaries (i) has obtained any private letter ruling of the IRS or comparable rulings of other taxing authorities in the last two years or, to the Knowledge of the Company, in the last three to six years, (ii) to the Knowledge of the Company, has, or has ever had, a permanent establishment in any country other than the country of its organization or (iii) has granted to any person any power of attorney that is currently in force with respect to any Tax matter;

(k)   neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non‑U.S. income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date other than in the ordinary course of business, (iv) prepaid amount received on or prior to the Closing Date or (v) any election pursuant to Code Section 108(i);

(l)   neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax return (other than a group the common parent of which is the Company) or has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law), as a transferee or successor;

(m)   neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing Contract, Tax allocation agreement, Tax indemnity obligation or similar written agreement, arrangement or understanding other than (i) Contracts solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in Contracts the primary purpose of which does not relate to Taxes;

(n)   neither the Company nor any of its Subsidiaries has currently in effect any waiver of any statute of limitations in respect of any material amount of Taxes or any agreement to any extension of time with respect to the filing of a material Tax Return or an assessment or deficiency for any material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(o)   neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011‑4(b);

(p)   the Company has made available to Parent an accurate and complete copy of the letter agreement of Tax Authorities Utrecht-Gooi, dated October 25, 2011, concerning certain Tax matters relating to Spectranetics International B.V.; and

(q)   at no time during the past five years has the Company or any of its Subsidiaries been a United States real property holding corporation within the meaning of Code Section 897(c)(2).

SECTION 3.10.   Employee Benefits.

(a)   Section 3.10(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of each material U.S. Company Plan.  With respect to each material U.S. Company Plan, the Company has made available to Parent accurate and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, and all related trust agreements, other than any document that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the IRS and the most recent actuarial valuation or similar report, (iii) the most recent IRS determination or opinion letter received by the Company, (iv) the most recent summary plan description, (v) each insurance or group annuity contract or other funding vehicle and (vi) all material correspondence to or from any Governmental Authority in the last three years with respect to audits or investigations of any operational failure of a Company Plan.

(b)   Each U.S. Company Plan has been administered in compliance with its terms and applicable Laws, including ERISA, and the Code, as applicable, other than instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.  Each U.S. Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such U.S. Company Plan.  There are no pending or, to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any U.S. Company Plan or any trust related thereto that could, individually or in the aggregate, reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, and no audit or other proceeding by a Governmental Authority is pending or, to the Knowledge of the Company, threatened or anticipated with respect to such U.S. Company Plan.  Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, (i) the Company has not engaged in a transaction in connection with which the Company reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code and (ii) the Company has not, nor, to the Knowledge of the Company, has any of its respective directors, officers (in each case, in their capacity as such) or any other “fiduciary,” as such term is defined in Section 3 of ERISA, committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the U.S. Company Plans which would subject the Company or its directors, officers or employees (in each case, in their capacity as such) to any liability under ERISA or any applicable Law.

(c)   Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries (i) has performed all obligations required to be performed under each U.S. Company Plan and (ii) is not in default with respect to or in violation of any U.S. Company Plan.

(d)   All Company Equity Awards (i) were granted in compliance in all material respects with all applicable Law and all of the terms and conditions of the applicable Company Stock Plan pursuant to which they were issued and (ii) qualify in all material respects for the tax and accounting treatment afforded to such Company Equity Award in the Company’s Tax Returns and the financial statements of the Company, respectively.

(e)   With respect to each U.S. Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) no material liability under Title IV of ERISA has been incurred by the Company or any Commonly Controlled Entity that has not been satisfied in full and, to the Knowledge of the Company, no condition exists that presents a risk to the Company of incurring any material liability under such Title and (ii) all contributions required to be made with respect thereto (whether pursuant to the terms of such U.S. Company Plan or by applicable Laws) have been made in all material respects.  Neither the Company nor any of its Subsidiaries has at any time during the six years prior to the date hereof participated in or contributed to a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(f)   Section 3.10(f) of the Company Disclosure Letter sets forth, as of the date hereof, each material U.S. Company Plan that provides health, medical or life insurance or other welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code, or any other applicable Laws or (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries).

(g)   Except as otherwise contemplated by this Agreement, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee of the Company to severance pay or a material increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation payable by the Company or any of its Subsidiaries to any of their respective directors, officers or employees, (iii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, (iv) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Offer Acceptance Time or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h)   Neither the Company nor any Subsidiary has any obligation to provide, and no Company Plan provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(i)   Except as would not reasonably be expected to have a Material Adverse Effect, all Foreign Company Plans (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special Tax treatment, meet all the requirements for such treatment, (iii) if they are intended to be funded and/or book-reserved, are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and (iv) have no unfunded liabilities that, as of the Effective Time, will not be offset by insurance or are fully accrued on the Company’s financial statements.

(j)   Sections 3.05, 3.10, 3.11 and 3.17 contain the sole and exclusive representations and warranties of the Company with respect to employee benefits matters.

SECTION 3.11.   Labor Matters.

(a)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other material Contract with any labor union, works council or similar organization.  Since January 1, 2015 to the date hereof, to the Knowledge of the Company, there have been no material activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no material demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization and, as of the date hereof, there is no material pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries.

(b)   As of the date hereof, the Company is in material compliance with all applicable Laws in respect of labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings and wage and hour.

(c)   Sections 3.05, 3.10, 3.11 and 3.17 contain the sole and exclusive representations and warranties of the Company with respect to labor matters.

SECTION 3.12.   Environmental Matters.

(a)   Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries have since January 1, 2015 been in compliance with all Laws and Orders relating to pollution or the protection of health and safety or the environment or natural resources (collectively, “Environmental

Laws”) applicable to the Company or its Subsidiaries and the Company and its Subsidiaries hold, and are in compliance with, all Permits that are required under applicable Environmental Laws for the lawful conduct of their respective businesses as currently conducted; (ii) to the Knowledge of the Company, (A) no person has been exposed to any substance regulated as “toxic” or “hazardous” under any Environmental Law (“Hazardous Substance”) at a property or facility currently or formerly owned or operated by the Company or any of its Subsidiaries in a manner that could reasonably be expected to result in material liability to the Company or any of its Subsidiaries under any Environmental Law and (B) there are and have been no material Hazardous Substances present or released on, at, under or from any property or facility, including the Owned Real Property and Leased Real Property, in a manner that could reasonably be expected to result in any material claim against or material liability to the Company or any of its Subsidiaries under any Environmental Law; (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of any claim, demand, order, notice of violation or information request nor, to the Knowledge of the Company, is any threatened, and the Company is not subject to any Action or Order (A) asserting or imposing an obligation on the part of the Company or any of its Subsidiaries to conduct remedial investigations or clean-up activities under applicable Environmental Laws, (B) alleging or addressing non-compliance by the Company or any of its Subsidiaries with any applicable Environmental Law or (C) alleging or imposing liability of the Company or any of its Subsidiaries under any applicable Environmental Law; and (iv) neither the Company nor any of its Subsidiaries has, by agreement or operation of Law, assumed, undertaken or otherwise become subject to any liability of another person relating to any Environmental Law other than any indemnities in Contracts entered into in the ordinary course of business or leases for real property.

(b)   Sections 3.04, 3.05 and this Section 3.12 contain the sole and exclusive representations and warranties of the Company with respect to Environmental Laws.

SECTION 3.13.   Intellectual Property.

(a)   Section 3.13(a) of the Company Disclosure Letter sets forth an accurate and complete list of all Registered Intellectual Property owned by (whether solely or jointly) or exclusively licensed to the Company or any of its Subsidiaries as of the date of this Agreement (the “Registered IP”), setting forth for each item (i) the owner, (ii) the registration or application number (as applicable), (iii) the registration or application date (as applicable) and (iv) the applicable filing jurisdiction.

(b)   Except as would not reasonably be expected to have a Material Adverse Effect:

(i)       The Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable.

(ii)      The Company and its Subsidiaries own, free and clear of all Liens, other than Permitted Liens, or license or have the right to use all Intellectual

Property used in and material to the operation of their businesses as currently conducted.

(iii)     None of the Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries is subject to any pending or outstanding Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company or any of its Subsidiaries or otherwise adversely affects the validity, scope, use, registrability or enforceability of any such Intellectual Property.

(iv)     To the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwised violated since January 1, 2015, the Intellectual Property of any person.

(v)      To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2015 from any person, of any Actions pending or threatened (including “cease and desist” letters and written invitations to take a patent license) against the Company or any of its Subsidiaries, (A) asserting the infringement, misappropriation or other violation of any Intellectual Property by the Company or any of its Subsidiaries or (B) challenging the validity, scope, enforceability, priority or registrability of, or any right, title or interest of the Company or any of its Subsidiaries with respect to, any Intellectual Property owned by the Company or any of its Subsidiaries.

(vi)     To the Knowledge of the Company, no third party is currently infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries.

(vii)    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has sent any written notice since January 1, 2015, to any person, and there are no pending Actions by the Company or any of its Subsidiaries, (A) asserting the infringement, misappropriation or other violation of any Intellectual Property owned by the Company or any of its Subsidiaries or (B) challenging the validity, enforceability, scope, priority or registrability of, or any right, title or interest of any person with respect to, any Intellectual Property.

(viii)   Unless otherwise evidenced by the documents recorded at the U.S. Patent Office Assignment Database, all Registered Intellectual Property listed on Section 3.13(a) of the Company Disclosure Letter as owned by the Company or any of its Subsidiaries, the Company and its Subsidiaries have obtained from each employee or contractor who has created or developed any Registered Intellectual Property for or on behalf of the Company or its Subsidiaries, a written, valid, and enforceable assignment of such Registered Intellectual Property to the Company or one of its Subsidiaries, as applicable.  To the Knowledge of the Company, such assignments have complied with all applicable Laws, including applicable Laws regarding remuneration or compensation, to effectuate a valid assignment, and no such employee or contractor owns or has any claim, right (whether or not currently exercisable) or interest to or in any Registered Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(ix)      To the Knowledge of the Company, since January 1, 2015 to the date of this Agreement, no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution is being used, directly or indirectly, to create, in whole or in part, Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining ownership rights to such Intellectual Property.

(x)       To the Knowledge of the Company, since January 1, 2015, the Company and its Subsidiaries have taken all commercially reasonable efforts to protect the confidentiality and value of all Trade Secrets which are material to the conduct of the Company’s and its Subsidiaries’ businesses and, to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to written, valid and enforceable non-disclosure and/or license agreements.  To the Knowledge of the Company, no current or former employee, consultant, contractor, partner or investor of any Company or any of its Subsidiaries is currently in unauthorized possession of any of such Trade Secrets.

(xi)   To the Knowledge of the Company, since January 1, 2015, no industry standards body or any similar organization of which the Company or any of its Subsidiaries is now or has been a member, promoter or contributor has requested in writing that the Company or any of its Subsidiaries grant or offer to any other person any license or right to any Intellectual Property owned by the Company or any of its Subsidiaries.

(xii)   To the Knowledge of the Company, as of the date of this Agreement, there are no defects in any software included in any product or service of the Company or any of its Subsidiaries that would prevent the same from performing materially in accordance with its user specifications and, to the Knowledge of the Company, there are no viruses, worms, Trojan horses or similar disabling codes or programs in any of software included in any product or service of the Company.

(xiii)   To the Knowledge of the Company, the IT Assets (A) meet the needs of the Company’s business as currently conducted, (B) since January 1, 2015 have not malfunctioned or failed in a manner that has had a material impact on the businesses of the Company and its Subsidiaries and (C) are free from material bugs or other defects as of the date of this Agreement.  Each of the Company and its Subsidiaries has implemented reasonable backup and disaster recovery technology processes consistent with industry commercial standards.  To the Knowledge of the Company, no person has gained unauthorized access to the IT Assets.

(xiv)   Neither the Company nor any of its Subsidiaries is party to any Contract pursuant to which (A) a license, covenant not to sue or other right is granted by a third party under any material Intellectual Property to the Company or any of its Subsidiaries, other than non-exclusive licenses and agreements for commercially available off-the-shelf software or (B) a license, covenant not to sue or other right is granted by the Company or any of its Subsidiaries under any material Intellectual Property to any third party, in each case, other than non-exclusive end-user licenses (without any right to sublicense) entered into in the ordinary course of business (“IP License Agreements”).

(c)   Other than Sections 3.05, 3.06, 3.07 and 3.17, this Section 3.13 contains the sole and exclusive representations and warranties of the Company with respect to Intellectual Property matters.

SECTION 3.14.   Rights Agreement; Anti-Takeover Provisions.

(a)   The Company is not party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b)   Assuming the accuracy of the representations and warranties set forth in Section 4.06, the Board of Directors of the Company has taken all necessary action so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law (collectively, “Takeover Laws”) applicable to the Company does not, and will not, apply to this Agreement or the Transactions.

SECTION 3.15.   Personal Property.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have good and valid title to all the personal properties and assets reflected on the most recent audited balance sheet of the Company and its Subsidiaries included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company and its Subsidiaries, taken as a whole (except for properties and assets that have been disposed of since the date thereof).

SECTION 3.16.   Real Property.

(a)   Section  3.16(a) of the Company Disclosure Letter sets forth as of the date of this Agreement an accurate and complete list of the parcels of real property owned (partially or fully) by the Company and any of its Subsidiaries (the “Owned Real Property”).  As of the date hereof, (i) the Company and each of its Subsidiaries, as applicable, has good and insurable title to the Owned Real Property, free and clear of all Liens other than Permitted Liens, in all material respects, (ii) there are no material outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein, and no third party has any material right to occupy or use any portion of the Owned Real Property and (iii) there are no material pending, or to the Knowledge of the Company, threatened, condemnation proceedings with respect to any of the Owned Real Property.

(b)   Section 3.16(b) of the Company Disclosure Letter sets forth as of the date of this Agreement an accurate and complete list of each lease or sublease pursuant to which the Company and any of its Subsidiaries leases or subleases real property to or from any other person involving total lease obligations over the remaining duration of such leases in excess of $500,000 (the “Leased Real Property”).  The Company has made available to Parent each such lease or sublease with respect to the Leased Real Property (including all amendments related thereto, the “Leases”), and such Leases are in full force and effect in all material respects.  The Company or the applicable Subsidiary holds a valid and existing leasehold interest in each Leased Real Property in all material respects.  Neither the Company nor any of its Subsidiaries is in material breach or material default of its obligations under the Leases.  To the Knowledge of the Company, each other party to each Lease has performed in all material respects all obligations required to be performed by it under such Lease.  No third party has any right to occupy any portion of the Leased Real Property except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(c)   Together with the Owned Real Property, the Leased Real Property constitute all of the real estate properties necessary to operate the business of the Company and its Subsidiaries in all material respects as it is currently conducted.

SECTION 3.17.   Material Contracts.

(a)   Section 3.17(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement.  For purposes of this Agreement, “Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (other than this Agreement and the Company Plans) that:

(i)       is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K or that would be required to be disclosed under Item 404 of Regulation S-K;

(ii)      is with respect to a joint venture, partnership, strategic alliance, limited liability corporation or other similar arrangement;

(iii)     provides for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $5 million, other than Indebtedness between or among any of the Company and any of its Subsidiaries;

(iv)     relates to the acquisition or disposition of any business or assets (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $5 million (A) that was entered into on or after January 1, 2016 or (B) pursuant to which any material earn-out or deferred or contingent payment obligations remain outstanding (in each case excluding, for the avoidance of doubt, acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business or of supplies, inventory, merchandise or products that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries);

(v)      prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock or other equity interests of the Company or any of its wholly owned Subsidiaries or prohibits the issuance of any guarantee by the Company or any of its wholly owned Subsidiaries;

(vi)     is an IP License Agreement;

(vii)    is material to the business of the Company and its Subsidiaries, taken as a whole, and contains provisions that prohibit the Company or any of its Subsidiaries or any person that controls, or is under common control with, the Company from competing in any line of business or grants a right of exclusivity to any person that prevents the Company or any of its Subsidiaries from entering any territory, market or field or freely engaging in business anywhere in the world, other than (A) Contracts with suppliers, distributors or vendors containing geographic restrictions on where the Company or any of its Subsidiaries are permitted to sell supplies, inventory, merchandise, products or other assets purchased by the Company or any of its Subsidiaries under such Contracts and (B) Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any of its Subsidiaries of any material penalty;

(viii)   is a settlement, conciliation or similar agreement with or before any Governmental Authority and pursuant to which the Company will be required after the date of this Agreement to pay consideration in excess of $500,000;

(ix)      is outside the ordinary course of business and requires by its terms, or is reasonably likely to require, the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount having an expected value in excess of $1 million in the fiscal year ending December 31, 2017 or in any fiscal year thereafter;

(x)       contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any person;

(xi)      is a Government Contract; or

(xii)     is a Contract with (A) any of the Company’s ten largest vendors based on the total amount of payments received by each such vendor from the

Company in the fiscal year ending December 31, 2016 or (B) any of the Company’s ten largest customers or distributors based on the total amount of revenue received by the Company from each such customer or distributor in the fiscal year ending December 31, 2016.

(b)   The Company has made available to Parent an unredacted, accurate and complete copy of each Material Contract or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC; provided that certain Material Contracts have been made available to Parent with names and certain personal information redacted.  Except as would not reasonably be expected to have a Material Adverse Effect, as of the date hereof, (i) each Material Contract is valid and binding on the Company or its applicable Subsidiary, and to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, and is in full force and effect in accordance with its terms, except to the extent such Material Contract has expired in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries is in breach or violation of, or in default under, any Material Contract and (iii) to the Knowledge of the Company, no event or condition exists which (with or without notice or lapse of time, or both) would constitute a default on the part of the Company or any of its Subsidiaries under any Material Contract.  Since January 1, 2016 through the date hereof, the Company has not received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured, except for violations or breaches that would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has waived in writing any rights under any Material Contract, other than waivers that would not reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, as of the date hereof, no party to any Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel or terminate such Material Contract.

SECTION 3.18.   Insurance.  Prior to the date of this Agreement, the Company has delivered or made available to Parent or a representative of Parent accurate and complete copies of each material insurance policy under which the Company and any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries.  Except as would not reasonably be expected to have a Material Adverse Effect, all such policies, programs and arrangements are in full force and effect, no notice of cancellation or modification has been received and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

SECTION 3.19.   Affiliate Transactions.  No director or officer of the Company or members of their “immediate family” (as such terms are defined in Rule 16a-1 of the Exchange Act), other than in his or her capacity as a director, officer or employee of the Company or any of its Subsidiaries, (a) is currently involved, directly or indirectly, in any material business arrangement or other material relationship with the Company or any of its Subsidiaries where the amount involved exceeds $120,000 or (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is currently used by the Company or any of its Subsidiaries, is material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole, and where the amount involved exceeds $120,000.

SECTION 3.20.   Merger Approval.  Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement, and the Merger may be effected under Section 251(h) of the DGCL without any such vote.

SECTION 3.21.   Opinion of Financial Advisors.  The Board of Directors of the Company has received the opinion of J.P. Morgan Securities LLC, to the effect that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth therein, the Offer Price and the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock is fair from a financial point of view to such holders.  It is agreed and understood that such opinions are for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.

SECTION 3.22.   Brokers and Other Advisors.  Except for J.P. Morgan Securities LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 3.23.  Information Supplied; Offer Documents.  None of the information supplied or to be supplied by or on behalf of the Company or its Subsidiaries for inclusion or incorporation by reference in the Offer Documents (including any amendments or supplements thereto) will, at the time the Offer Documents (or any amendment or supplement thereto) is filed with the SEC or at the time the Offer Documents (or any amendment or supplement thereto) are first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D-9 (including any amendment or supplement thereto) will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time filed with the SEC and at the time first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company and its Subsidiaries make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub thereof for inclusion or incorporation by reference in the Schedule 14D-9.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

SECTION 4.01.   Organization and Standing.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets in the manner in which they are currently owned, used and held, and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has made available to the Company, prior to the date of this Agreement, accurate and complete copies of Parent’s and Merger Sub’s certificates of incorporation and by-laws or comparable governing documents, each as amended to the date hereof.

SECTION 4.02.   Authority; Noncontravention.

(a)   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  No vote of holders of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized and approved by the respective Boards of Directors of Parent and Merger Sub, and except for the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub (which adoption shall be effected by the written consent of Parent immediately following the execution of this Agreement), no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)   The Board of Directors of Parent has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn.  The Board of Directors of Merger Sub has adopted resolutions (i) unanimously approving the Merger and the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Transactions, (ii) declaring that this Agreement is advisable and (iii) directing that this Agreement be submitted for adoption by Merger Sub’s stockholder, which resolutions have not been subsequently rescinded, modified or withdrawn.

(c)   The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Transactions and compliance with Parent and Merger Sub with the provisions of this Agreement do not and will not require any consent by any person under, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancelation or acceleration of any obligation or to the loss of any benefit under, or result in the creation of any Lien upon, any of the properties or assets of Parent or any of its Subsidiaries under, (i) the certificate of incorporation, by-laws or other comparable charter or organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or any of its Subsidiaries is a party or any of their respective properties, rights or other assets is subject or (iii) subject to receipt of the governmental filings and other matters referred to in Section 4.02(d), any Law or Order applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancelation or acceleration, losses or Liens that would not reasonably be expected to have a Parent Material Adverse Effect.

(d)   No notice, report, consent, approval, permit, order or authorization of, registration, declaration or other action by or in respect of, or filing with, any Governmental Authority is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for (i) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Offer Documents, (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Law, (iii) the filing of the Certificate of Merger with the Secretary of State and (iv) such other notices, reports, consents, approvals, permits, orders, authorizations, registrations, declarations, filings and actions the failure of which to be obtained, made or given would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.03.   Litigation.  There are no Actions pending or, to the Knowledge of Parent and Merger Sub, threatened against Parent or Merger Sub or any of their respective Affiliates, or any Order to which Parent or Merger Sub or any of their respective Affiliates is subject, except, in each case, for those that would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.04.   Ownership and Operations of Merger Sub.

(a)   As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share.  All of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record either by Parent or a wholly owned subsidiary of Parent, free and clear of all Liens.

(b)   Merger Sub was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to Transactions and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

SECTION 4.05.   Information Supplied; Offer Documents.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 (including any amendments or supplements thereto) will, at the time the Schedule 14D-9 (or any amendment or supplement thereto) is filed with the SEC or at the time the Schedule 14D‑9 (or any amendment or supplement thereto) is first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Offer Documents (including any amendment or supplement thereto) will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time filed with the SEC and at the time first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Offer Documents.

SECTION 4.06.   No Ownership of Company Common Stock.  None of Parent, Merger Sub or any of their Affiliates is or has been during the past three years an “interested stockholder” of the Company as defined in Section 203 of the DGCL.  None of Parent, Merger Sub or any of their controlled Affiliates beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), or is (or during the past three years has been) a party to any Contract (other than this Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock.

SECTION 4.07.   Financing.

(a)   Parent has, or will have prior to the Closing, sufficient cash to enable Merger Sub and the Surviving Corporation to pay all amounts payable to the stockholders of the Company upon consummation of the Transactions and to otherwise satisfy all of its obligations under this Agreement.

(b)   In no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

SECTION 4.08.   Certain Arrangements.  As of the date hereof, there are no Contracts or other arrangements or understandings (whether oral or written) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, that relate in any way to the Company or any of its Subsidiaries, the Company Common Stock or the Transactions or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration.

SECTION 4.09.   Brokers and Other Advisors.  Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by Parent or Merger Sub, no broker, investment banker, financial advisor or other person is entitled to receive from the Company any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

SECTION 4.10.   Guarantee.  Concurrently with the execution of this Agreement, Parent has delivered to the Company an accurate and complete copy of the executed Guarantee.  The Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, and no event has occurred which constitutes a default on the part of the Guarantor under the Guarantee.

ARTICLE V

Covenants and Agreements

SECTION 5.01.   Conduct of Business.  (a)  During the period from the date hereof until the Effective Time, except as required by applicable Law, as contemplated, required or permitted by this Agreement or as described in Section 5.01(a) of the Company Disclosure Letter, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course of business.  To the extent consistent with the foregoing, the

Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to preserve its and each of its Subsidiaries’ business organizations substantially intact and preserve existing relations with key customers, suppliers, distributors, partners, employees, Governmental Authorities and other persons with whom the Company or its Subsidiaries have significant business relationships, in each case, consistent with past practice.  Without limiting the generality of the foregoing, and except as required by applicable Law, as contemplated, required or permitted by this Agreement or as described in Section 5.01(a) of the Company Disclosure Letter, during such period, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)       amend the Company Certificate or the Company Bylaws or amend in any material respect the comparable organizational documents of any Subsidiary of the Company;

(ii)      (A) issue, sell, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, grant, delivery, pledge, transfer or encumbrance by the Company of any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, calls, warrants, restricted securities, right to acquire or options to purchase any shares of its capital stock or other equity or voting interests, except for any issuance, sale or grant (1) between or among the Company and its Subsidiaries or (2) required pursuant to the exercise or settlement of Company Equity Awards, ESPP Purchase Rights or other equity awards or obligations under the Company Plans outstanding on the date hereof in accordance with the terms of the applicable Company Plan in effect on the date hereof or granted after the date hereof not in violation of this Agreement, (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except (x) pursuant to written commitments in effect as of the date hereof with former directors or employees in connection with the termination of their services to the Company or any of its Subsidiaries or (y) in connection with the satisfaction of Tax withholding obligations with respect to Company Equity Awards, ESPP Purchase Rights or other equity awards, acquisitions by the Company in connection with the forfeiture of such equity awards, or acquisitions by the Company in connection with the net exercise of Company Stock Options, (C) in the case of the Company, establish a record date for, declare, accrue, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

(iii)     (A) incur or guarantee any Indebtedness or enter into any “keep well” or other Contract to maintain any financial statement condition of another person, except for (1) Indebtedness, guarantees, “keep well” or other Contracts between or among any of the Company and any of its Subsidiaries, (2) letters of credit issued in the ordinary course of business) and (3) Indebtedness incurred under the Credit Agreements (including in respect of letters of credit), or (B) make any loans, capital contributions or advances to any person, other than to the Company or any Subsidiary of the Company;

(iv)     adopt or implement any stockholder rights plan or similar arrangement;

(v)     other than with respect to Intellectual Property, sell, lease, license or otherwise transfer to any person, in a single transaction or series of related transactions, material properties or assets, except (A) dispositions of obsolete, worn out or surplus assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) transfers between or among the Company and its Subsidiaries, (C)  pursuant to existing Contracts in effect on the date hereof or (D) in the ordinary course of business (which for the avoidance of doubt shall include (i) leases, subleases or licenses of immaterial portions of Owned Real Property or Leased Real Property in the ordinary course of business and (ii) sales or other dispositions of supplies, inventory, merchandise or products in the ordinary course of business);

(vi)     sell, transfer, license, encumber, abandon, cancel, permit to lapse or otherwise dispose of any Intellectual Property owned by the Company or any of its Subsidiaries except grant non-exclusive licenses (without any right to sublicense) of such Intellectual Property in the ordinary course of business;

(vii)    make or authorize capital expenditures, except (A) in an aggregate amount not to exceed the aggregate amount budgeted in the Company’s capital expense budget approved by its Board of Directors that was made available to Parent prior to the date of this Agreement (the “Capital Expense Budget”) and (B) capital expenditures in excess of the aggregate amount budgeted in the Capital Expense Budget not exceeding $1 million in the aggregate during any fiscal quarter;

(viii)   make any acquisition of any business (whether by merger, sale of stock, sale of assets or otherwise), except in the ordinary course of business (which for the avoidance of doubt shall include acquisitions of supplies, inventory, merchandise or products in the ordinary course of business);

(ix)     (A) grant to any director, officer or employee any increase in compensation (except that the Company: (1) may provide increases in compensation or benefits to employees at the director level and below in the ordinary course of business and (2) may make annual or quarterly bonus payments and sales commission payments in the ordinary course of business  pursuant to the terms of a Company Plan in effect on the date hereof, (B) grant to any director, officer or employee any increase in severance, change-in-control, retention or termination pay (other than in connection with promotions in the ordinary course of business), (C) enter into any employment or consulting agreement with any director, officer or employee, (D) except as permitted under clause (B), establish, adopt, enter into, terminate or amend any collective bargaining agreement or Company Plan (or any plan, program, arrangement, practice or agreement that would be a Company Plan if it were in existence on the date hereof) other than amendments that do not materially increase the cost of maintaining such Company Plan, (E) take any action to accelerate any compensation, rights or benefits under any Company Plan, fund or in any other way secure the payment of any compensation, rights or benefits under any Company Plan, or amend or waive any vesting criteria under any Company Plan, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, (G) forgive any loans to any director, officer or employee, or (H) hire any employee above the director level or engage any independent contractor or consultant (who is a natural person) with annual fees in excess of $250,000, except, in the case of each of clauses (A) through (H), as required pursuant to the terms of any Company Plan  in effect on the date hereof; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from (i) entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions and (ii) providing newly hired employees with cash-based awards of up to $25,000 per employee for employees below the director level and up to $50,000 per employee for employees at the director level, in amounts and with vesting schedules and other material terms that are consistent with those of the equity awards historically granted to similarly situated newly hired employees of the Company or its Subsidiaries in the ordinary course of business; provided that the consummation of the Transactions shall not, either alone or in combination with another event, accelerate the time of payment or vesting of such cash-based awards);

(x)       make any material change in (A) its financial accounting methods, principles or policies materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as may be required by a change in GAAP or (B) its policies regarding inventory, sales or receivables, except in the case of this clause (B) in the ordinary course of business consistent with past practice;

(xi)     adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xii)    grant any Lien, other than Permitted Liens, on any of its material assets other than to secure Indebtedness permitted under Section 5.01(a)(iii);

(xiii)   settle, release, waive or compromise any pending or threatened Action, other than Actions (A) relating to a breach of this Agreement or (B) pursuant to a settlement that does not relate to any of the Transactions and that results solely in a monetary obligation involving only the payment of monies by the Company or any of its Subsidiaries in settlement or compromise of amounts that do not, individually or in the aggregate, exceed $500,000 (inclusive of insurance proceeds);

(xiv)   other than as required by applicable Law, (A) make any change (or file a request to make any such change) in any method of Tax accounting, any annual Tax accounting period or any material Tax election, (B) file any material amendment to any Tax Return, (C) settle or compromise any claim or assessment in respect of material Taxes, (D) surrender any claim for a refund of material Taxes, (E) enter into any closing agreement relating to material Taxes, (F) file any material Tax Return that is inconsistent with past practice, (G) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment in respect of material Taxes (in each case of clauses (A) through (G), other than in the ordinary course of business) or (H) take any action (other than in the ordinary course of business) which would reasonably be expected to result in a material increase in the Tax liability of the Company or any of its Subsidiaries, or, in respect of any taxable period (or portion thereof) ending after the Closing Date, the Tax liability of Parent or the Company;

(xv)    form any Subsidiary or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(xvi)   amend or modify in any material respect any Material Contract, other than in the ordinary course of business consistent with past practice; or

(xvii)   authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b)   Neither Parent nor Merger Sub shall knowingly take or permit any of their respective Affiliates to take any action that could reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

(c)   Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.02.   No Solicitation; Change in Recommendation.

(a)   The Company shall, and shall cause each of its Subsidiaries to, and shall cause its Representatives to, (i) immediately cease any solicitation, encouragement, discussions or negotiations with any persons with respect to a Takeover Proposal that existed prior to the date of this Agreement and (ii) from the date hereof until the Effective Time, not, directly or indirectly, (A) initiate, solicit or knowingly facilitate or encourage (including by way of furnishing non-public information) the making of any Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, in response to or for the purpose of facilitating or encouraging, a Takeover Proposal, (C) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement with respect to either a Takeover Proposal or any proposal or offer that could reasonably be expected to lead to a Takeover Proposal or (D) release any person from, waive any provision of or fail to enforce any standstill agreement to which the Company or any of its Subsidiaries is a party, unless taking such action is reasonably likely to lead to the receipt by the Company of a Superior Proposal.  The Company shall promptly deliver a written notice to each person that entered into a confidentiality agreement in anticipation of potentially making a Takeover Proposal to the effect that the Company is ending all discussions and negotiations with such person with respect to any Takeover Proposal, effective on the date hereof, and the notice shall also demand such person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries.

(b)   Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time after the date hereof and prior to the Offer Acceptance Time, the Company or any of its Representatives receives an unsolicitied bona fide written Takeover Proposal, which Takeover Proposal did not result from any breach of this Section 5.02, then (i) the Company and its Representatives may contact such person or group of persons making the Takeover Proposal to request that such person or group clarify the terms and conditions thereof in writing and (ii) if (A) the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (B) prior to or concurrently with furnishing any information to, or entering into discussions or negotiations with, the person or group of persons making such Takeover Proposal, the Company provides written notice to Parent of the identity of such person or group and of the Company’s intention to furnish information to, or enter into discussions with, such person or group, then the Company and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with such person or group and furnish pursuant (but only pursuant) thereto information (including non-public information) with respect to the Company and its Subsidiaries to such person or group and (y) engage in or otherwise participate in discussions or negotiations with such person or group.  In the event that, pursuant to clause (x) of the foregoing sentence, the Company furnishes to a person or group of persons making a Takeover Proposal any material non-public information concerning the Company or its Subsidiaries that has not previously been furnished or made available to Parent or its Representatives, the Company shall substantially contemporaneously make such information available to Parent.  As used in this Agreement, the term “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Company from and after the date hereof that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include a standstill provision.

(c)   The Company shall within 36 hours notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal and shall, as promptly as practicable, (i) disclose to Parent the material terms and conditions of any such Takeover Proposal and the identity of the person or group of persons making such Takeover Proposal and (ii) provide Parent a copy of all material written materials provided by any person in connection with such Takeover Proposal.  The Company shall keep Parent reasonably and promptly informed of any material developments, discussions or negotiations with respect to any such Takeover Proposal (including any material changes thereto).  The Company agrees that it and its Subsidiaries will not, after the date of this Agreement, enter into any confidentiality agreement with any person that prohibits the Company from providing any information to Parent in accordance with this Section 5.02(c).

(d)   Except as set forth in Section 5.02(e) and this Section 5.02(d), neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withhold, withdraw or qualify (or modify in a manner adverse to Parent), or publicly propose or announce any intention to withhold, withdraw or qualify (or modify in a manner adverse to Parent), the Company Board Recommendation, or fail to include the Company Board Recommendation in (or remove it from) the Schedule 14D-9 or (B) approve or adopt, recommend the approval or adoption of or declare advisable, or publicly propose or announce any intention to recommend, approve, adopt or declare advisable, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”); provided that the Board of Directors of the Company may, and may cause the Company to, make a customary “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered an Adverse Recommendation Change or (ii) authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than an Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”).  Notwithstanding the foregoing, prior to the Offer Acceptance Time, the Board of Directors of the Company may (1) under circumstances not involving any Takeover Proposal, make an Adverse Recommendation Change if a Change in Circumstance has occurred and the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make such Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law or (2) in response to an unsolicited bona fide written Takeover Proposal, which Takeover Proposal was made or renewed on or after the date of this Agreement and did not result from any breach of this Section 5.02, (x) make an Adverse Recommendation Change and/or (y) cause the Company to enter into a Company Acquisition Agreement providing for such Takeover Proposal and concurrently terminate this Agreement pursuant to Section 7.01(d)(ii), in each case described in subclause (x) or subclause (y) of this clause (2) if and only if the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.  The Board of Directors of the Company shall not, and shall cause the Company not to, take any action set forth in clause (1) of the second sentence of this Section 5.02(d) unless (A) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action (which notice shall specify in reasonable detail the Change in Circumstance and the reasons for the Adverse Recommendation Change), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, so that such Change in Circumstance would no longer necessitate an Adverse Recommendation Change and (C) following the end of such notice period, the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make such Adverse Recommendation Change in response to such Change in Circumstance would be inconsistent with the directors’ fiduciary duties under applicable Law.  After complying with the foregoing sentence with respect to an Adverse Recommendation Change in response to a Change in Circumstance, the Company shall have no further obligations under such sentence with respect to an Adverse Recommendation Change in response to such Change in Circumstance, and the Board of Directors of the Company shall not be required to comply with such obligations with respect to any other Adverse Recommendation Change in response to such Change in Circumstance.  The Board of Directors of the Company shall not, and shall cause the Company not to, take any action set forth in clause (2) of the second sentence of this Section 5.02(d) unless (A) the Company has given Parent at least five Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms of any such Superior Proposal and the identity of the person or group of persons making such Superior Proposal and copies of all material documents relating to such Takeover Proposal), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal and (C) following the end of such notice period, the Board of Directors of the Company has considered in good faith such binding offer, and has determined that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect and the failure to make such Adverse Recommendation Change and/or enter into such Company Acquisition Agreement and concurrently terminate this Agreement pursuant to Section 7.01(d)(ii) would be inconsistent with the directors’ fiduciary duties under applicable Law.  The provisions of the previous sentence shall also apply to any material amendment to any Takeover Proposal or any successive Takeover Proposal and the

Company shall be required to deliver a new written notice to Parent and comply with the requirements of this Section 5.02(d) with respect to such new written notice, except that references to the five Business Day period shall be deemed to be references to a three Business Day period.

(e)   Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law; provided, however that, in each case, if such disclosure has the substantive effect of withholding, withdrawing, qualifying or modifying (in a manner adverse to Parent) the Company Board Recommendation, such disclosure shall be deemed to be an Adverse Recommendation Change.

(f)   As used in this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person or group of persons (other than Parent and its Subsidiaries) relating to (i) any direct or indirect acquisition, license, lease, exchange or other disposition of assets, in a single transaction or series of related transactions, of 20% or more of the consolidated assets of the Company and its Subsidiaries (which assets may include equity securities of the Company’s Subsidiaries) or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) any issuance or direct or indirect acquisition, in a single transaction or series of related transactions, of 20% or more of the voting power of or of any class of equity securities of the Company, (iii) any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of the voting power of or of any class of equity securities of the Company or (iv) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such person or group of persons (or the stockholders of any person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of the aggregate voting power of any class of equity securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than the Transactions.

(g)   As used in this Agreement, the term “Superior Proposal” means any unsolicited bona fide written Takeover Proposal not resulting from a breach of this Section 5.02 that the Board of Directors of the Company has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, would be more favorable from a financial point of view to the Company’s stockholders than the Transactions, taking into account all aspects of such Takeover Proposal, including legal, regulatory and financing aspects and the timing and likelihood of closing; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

(h)   As used in this Agreement, the term “Change in Circumstance” means a material event, fact, circumstance, development or occurrence (other than any matter that relates to a Takeover Proposal) that is unknown to or by the Board of Directors of the Company as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to or by the Board of Directors of the Company prior to the Offer Acceptance Time.

SECTION 5.03.   Reasonable Best Efforts; Approvals.

(a)   Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are the subject of Sections 5.03(b), 5.03(c) and 5.03(d).  In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (A) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (B) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(b)   Each of the parties hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law with respect to the Transactions as promptly as reasonably practicable following the date hereof (and in any event within 10 days following the date hereof), (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law and (iii) take or cause to be taken all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Laws and to obtain all consents under any Antitrust Laws that may be required by any Governmental Authority with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions.

(c)   Nothing in this Agreement, including any provision of this Section 5.03, shall require, or be construed to require, Parent or any of its Affiliates to proffer to, or agree (i) to, sell, divest, lease, license, transfer, dispose of or otherwise encumber, (ii) to hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Offer Acceptance Time or the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or (iii) to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Company or the Surviving Corporation, except for proffers and agreements to amend or modify Contracts between the Company and/or its Subsidiaries and third parties or sell, divest, lease, license, transfer, dispose or otherwise encumber, or to agree to changes, restrictions or other impairments with respect to, any of Parent’s or the Company’s (or their respective Affiliates’) assets, licenses, operations, rights, product lines, businesses or interest therein, where such amended, sold, divested, leased, licensed, transferred, disposed or encumbered Contracts, assets, licenses, operations, rights, product lines, businesses and interests in the aggregate shall have accounted for $25 million or less of the parties’ and their respective Affiliates’ gross revenues for the 12 months ending December 31, 2016.

(d)   Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third person or any Governmental Authority in connection with the Transactions, other than documents submitted under Item 4(c) or 4(d) of the Notification and Report Form pursuant to the HSR Act, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other parties hereto the opportunity to attend and participate in such meetings and conferences.

SECTION 5.04.   Public Announcements.  Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 5.02.  The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by Parent and the Company.

SECTION 5.05.   Access to Information; Confidentiality.  Except as set forth in Section 5.05 of the Company Disclosure Letter, subject to applicable Law, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, subject to Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions) and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request.  Parent and Parent’s Representatives (i) shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and (ii) shall not be permitted to conduct any Phase II or other intrusive sampling, testing or investigation (including of soil, water, air or surfaces) at, on or under any real property of the Company or its Subsidiaries.  The Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so could violate applicable Law or a Contract or obligation of confidentiality owing to a third party, waive the protection of an attorney-client privilege, work product doctrine or other legal privilege or expose the Company to risk of liability for disclosure of sensitive or personal information; provided, that information shall be disclosed subject to execution of a joint defense agreement in customary form to external counsel of Parent to the extent reasonably required for the purpose of complying with applicable Antitrust Laws.  Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege.  All requests for information made pursuant to this Section 5.05 shall be directed to the General Counsel of the Company or other person designated by the Company.  For the avoidance of doubt, until the Effective Time, all information provided by or on behalf of the Company or its Subsidiaries pursuant to this Section 5.05 or pursuant to Section 5.02 will be subject to the terms of the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

SECTION 5.06.   Indemnification and Insurance.

(a)   From and after the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another person (including any employee benefit plan)), in each case under clauses (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent the Company would have been permitted to do so under applicable Law, and (ii) assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Certificate and the Company Bylaws and the organizational documents of such Subsidiaries as in effect on the date hereof or in any agreement in existence as of the date hereof providing for indemnification between the Company and any Indemnitee.  Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and the by-laws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date hereof in the Company Certificate and the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.  In addition, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.06) as incurred to the fullest extent the Company would have been permitted to do so under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 5.06(a).

(b)   None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action relating to any acts or omissions covered under this Section 5.06 for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Action or such Indemnitee otherwise consents in writing to such settlement, compromise or consent.  Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Action and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)   For a period of six years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries covering acts or omissions occurring at or prior to the Effective Time with respect to those current or former directors or officers who are currently (and any additional directors or officers who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies; provided that (i) if any Action (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.06 shall continue in effect until the full and final resolution of such Action and (ii) if the aggregate annual premium for such insurance exceeds 300% of the current annual premium for such insurance, then Parent shall provide or cause to be provided a policy for the applicable individuals with the greatest coverage as is then available at a cost up to but not exceeding 300% of such current aggregate annual premium.  At the Company’s option, the Company may (or if requested by Parent, the Company shall) purchase, prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or prior to the Effective Time, covering without limitation the Merger and the other Transactions; provided that in no event shall the aggregate annual premium for such insurance exceed 300% of the current annual premium for such insurance.  If such prepaid “tail” policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance pursuant to this Section 5.06(c).

(d)   The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Certificate or the Company Bylaws, by Contract or otherwise.  The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this

Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee has consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.06 applies shall be third-party beneficiaries of this Section 5.06).

(e)   In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.

(f)   Nothing in this Agreement is intended to, shall be construed to or shall, release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.

SECTION 5.07.   Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as are necessary to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.08.   Employee Matters.

(a)   During the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, Parent shall provide, or shall cause the Surviving Corporation (or in the case of a transfer of all or substantially all the assets and business of the Surviving Corporation, its successors and assigns) to provide, each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Company Employee”) with (i) a base salary or wages (as applicable) that are no less favorable than those in effect immediately prior to the Effective Time, (ii) severance benefits that are no less favorable than those that would have been provided to such Company Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements set forth in Section 5.08(a) of the Company Disclosure Letter and (iii) employee benefit plans and arrangements (other than annual cash bonus and long-term incentive opportunities and those referred to in clauses (i) and (ii) above) that are no less favorable in the aggregate than those provided to the Company Employees immediately prior to the Effective Time.  In addition, (x) during the period commencing at the Effective Time and ending on December 31, 2017, Parent shall provide, or shall cause the Surviving Corporation (or in the case of a transfer of all or substantially all the assets and business of the Surviving Corporation, its successors and assigns) to provide each Company Employee with target and maximum annual cash bonus opportunities that are no less favorable, in each case, than those in effect immediately prior to the Effective Time and (y) during the period beginning on January 1, 2018 and ending on December 31, 2018, Parent shall provide, or shall cause the Surviving Corporation (or in the case of a transfer of all or substantially all the assets and business of the Surviving Corporation, its successors and assigns) to provide each Company Employee with a target annual cash bonus opportunity that is no less favorable than that in effect immediately prior to the Effective Time and on other terms and conditions no less favorable than provided to similarly situated employees of Parent.

(b)   Without limiting the generality of Section 5.08(a), Parent shall, or shall cause the Surviving Corporation to, honor in accordance with their terms all the Company Plans, as in effect at the Effective Time.

(c)   With respect to all employee benefit plans of the Surviving Corporation and its Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits and vesting, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Corporation or any of its Subsidiaries (or in the case of a transfer of all or substantially all the assets and business of the Surviving Corporation, its successors and assigns); provided, however, that such service need not be recognized (i) for the purposes of benefit accruals under any defined benefit pension plan or other plan, (ii) for purposes of early retirement subsidies, (iii) to the extent that such recognition would result in any duplication of benefits for the same period of service and (iv) to the extent that such service was not recognized under any similar Company Plan.

(d)   Without limiting the generality of Section 5.08(a), Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively‑at‑work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Corporation or any of its Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time.  Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e)   Immediately prior to the Closing Date, the Company shall pay, to each Company Employee who is a participant in an annual incentive plan or arrangement maintained by the Company and its Subsidiaries (each such plan or arrangement as set forth on Section 5.08(e) of the Company Disclosure Letter, a “Company Bonus Plan”), a lump-sum cash payment in respect of the annual bonus payable with respect to the Company’s 2017 fiscal year (the “Closing Fiscal Year”) under the applicable Company Bonus Plan equal to the product of (i) the applicable Company Employee’s annual bonus amount (as described in the next sentence) under the applicable Company Bonus Plan and (ii) a fraction, the numerator of which is the number of days in the Closing Fiscal Year that elapse prior to the Closing Date, and the denominator of which is 365.  Upon notice to and in consultation with Parent, the Company may determine in good faith the annual bonus amount with respect to each Company Employee by basing such annual bonus amount upon the applicable Company Employee’s target bonus for the Closing Fiscal Year under the applicable Company Bonus Plan and the extent to which the Company determines that applicable performance goals would have been achieved for the Closing Fiscal Year, by extrapolating the level of actual performance during the portion of the Closing Fiscal Year that occurs prior to the Closing Date through the end of the Closing Fiscal Year.

(f)   With respect to any Company Employees based outside of the United States, including those Company Employees based in Puerto Rico, Parent’s obligations under this Section 5.08 shall be modified to the extent necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such Company Employees are based.

(g)   Parent hereby acknowledges that the consummation of the Transactions constitutes a “change in control” or “change of control” (or a term of similar import) for purposes of any Company Plan that contains a definition of “change in control” or “change of control” (or a term of similar import), as applicable.

(h)   Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company, the Board of Directors of the Company or the Compensation Committee, as applicable, shall adopt any resolutions necessary to cause the Spectranetics Salary Savings Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time, subject to the occurrence of Closing (and with all participant and employer contributions attributable to payroll periods prior to the termination made as of such time), and the Company shall provide Parent a reasonable opportunity to review and comment on a copy of such resolution not later than three days preceding the Effective Time.  Without limiting the generality of Section 5.08(a) or the scope of Parent’s obligations thereunder, effective as of the Closing Date, Parent shall, and shall cause its Affiliates to, have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Parent’s 401(k) Plan”) and Parent and the Company shall use commercially reasonable efforts to cooperate in good faith for the purpose of providing benefits under Parent’s 401(k) Plan as soon as administratively practicable following the Closing Date to the Company Employees participating in the Company 401(k) Plan as of the Closing Date.  If the Parent requests that the Company 401(k) Plan be terminated pursuant to this Section 5.08(i), then Parent shall permit each Company Employee participating in the Company

401(k) Plan to effect, and Parent agrees to cause Parent’s 401(k) Plan to accept, in accordance with applicable Law, a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances (including earnings thereon through the date of transfer and promissory notes evidencing all outstanding loans) under the Company 401(k) Plan if such rollover to Parent’s 401(k) Plan is elected in accordance with applicable Law by such Company Employee, subject to (i) the Company’s reasonable satisfaction that the Parent’s 401(k) Plan, as applicable, is in compliance with all applicable Laws and that such plan continues to satisfy the requirements for a qualified plan under Section 401(a) of the Code and that the trust that forms a part of such plan is exempt from tax under Section 501(a) of the Code and (ii) Parent’s reasonable satisfaction that the Company 401(k) Plan, as applicable, is in compliance with all applicable Laws and that such plan continues to satisfy the requirements for a qualified plan under Section 401(a) of the Code and that the trust that forms a part of such plan is exempt from tax under Section 501(a) of the Code.

(i)   As soon as reasonably practicable after the date of this Agreement (but in no event later than twenty one days following the date of this Agreement), the Company shall provide to Parent (i) a revised version of Section 3.10(a) of the Company Disclosure Letter that contains an accurate and complete list of each material Foreign Company Plan, (ii) a copy of each material Foreign Company Plan and all amendments thereto, (iii) as applicable for each such Foreign Company Plan, documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (i) through (vi) of Section 3.10(a) and (iv) the most recent annual and periodic accounting of claims for each Company Plan that is a self-insured plan governed by ERISA.

(j)   Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 5.08 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.08 is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, (ii) prevent the Company, Parent and the Surviving Corporation from amending or terminating any of its benefit plans (including any Company Plan in accordance with its terms), (iii) prevent Parent, after the Effective Time, from terminating the employment of any employees of the Company or its Subsidiaries who continue to be actively employed by the Surviving Corporation or (iv) create any third-party beneficiary rights in no current or former employee, any other individual associated therewith or any collective bargaining representative thereof.

SECTION 5.09.   Notification of Certain Matters; Stockholder Litigation.

(a)   Prior to the Effective Time, the Company shall give prompt notice to Parent (and will subsequently keep Parent informed on a current basis of any developments related to such notice) of (i) any notice or other communication received by the Company from any Governmental Authority in connection with this Agreement or the Transactions or from any person alleging that the consent of such person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any Actions commenced or, to the Knowledge of the Company, threatened against the Company which relates to this Agreement or the Transactions and (iii) the occurrence or existence of any fact, event or circumstance that (A) has had or would reasonably be expected to have a Material Adverse Effect or (B) is reasonably likely to result in any of the conditions set forth in Article VI or Annex I not being able to be satisfied prior to the End Date; provided that the failure of the Company to provide any notice required under this Section 5.09(a), in and of itself, shall not be deemed to be a failure of a condition to the Offer or the Closing so long as the effect, change, event, occurrence, circumstance or development underlying such notice is known to Parent prior to the Offer Acceptance Time.

(b)   Prior to the Effective Time, Parent shall give prompt notice to the Company (and will subsequently keep the Company informed on a current basis of any developments related to such notice) of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected have a Parent Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Article VI or Annex I not being able to be satisfied prior to the End Date; provided that the failure of Parent to provide any notice required under this Section 5.09(b), in and of itself, shall not be deemed to be a failure of a condition to the Offer or the Closing so long as the effect, change, event, occurrence, circumstance or development underlying such notice is known to the Company prior to the Offer Acceptance Time.

(c)   The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or its directors relating to this Agreement or the Transactions.  The Company shall give Parent the right to review and comment in advance on all material filings or responses to be made by the Company in connection with any such litigation, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account, and no settlement of such litigation shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

SECTION 5.10.   Parent Vote.  Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

SECTION 5.11.   Tax Matters.

(a)   Prior to the Closing Date, the Company shall deliver to Parent a certificate described in U.S. Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that the Company Common Stock does not constitute “U.S. real property interests” within the meaning of Section 897(c) of the Code and the U.S. Treasury Regulations promulgated thereunder together with evidence that the Company has provided notice to the IRS in accordance with the provisions of Treasury Regulation

§1.897-2(h)(2); provided that failure to deliver such certificate or evidence shall not be deemed a failure of a condition to the Offer or the Closing.

(b)   Within 21 calendar days of the date of this Agreement, the Company shall make available to Parent copies of all income Tax Returns filed with any non-U.S. Taxing Authority by the Company or any of its Subsidiaries for the 2014 and 2015 taxable years.

(c)   The Company shall make available to Parent copies of all U.S. federal and state income Tax Returns of the Company or any of its Subsidiaries for the 2016 taxable year promptly after the filing of such Tax Returns.

(d)   Within 21 calendar days of the date of this Agreement, the Company shall make available to Parent accurate and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes of the Company or any of its Subsidiaries requested or executed in the last six years.

SECTION 5.12.   Rule 14d-10 Matters. Prior to the Offer Acceptance Time, the Compensation Committee will cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

SECTION 5.13.   Key Product Matters.  During such times as Parent is in compliance with the last sentence of this Section 5.13, the Company shall (a) with respect to any correspondence, communication (oral or written) or notice received after the date hereof from any Company Regulatory Agency with respect to the Key Product that does not require a response from the Company to such Company Regulatory Agency, to the extent practicable, promptly provide an update to a member of the Communication Team of the material elements of such correspondence, communication (oral or written) or notice, (b) with respect to any correspondence, communication (oral or written) or notice received after the date hereof from any Company Regulatory Agency with respect to the Key Product that does not require a response from the Company to such Company Regulatory Agency in twelve hours or less, (1) to the extent practicable, promptly provide an update to a member of the Communication Team of the material elements of such correspondence, communication (oral or written) or notice and (2) to the extent practicable, provide the Communication Team an opportunity to review, as reasonably in advance as practicable, and consider in good faith any views expressed by the Communication Team concerning the Company’s applicable response to such Company Regulatory Agency and (c) with respect to any correspondence, communication (oral or written) or notice received after the date hereof from any Company Regulatory Agency with respect to the Key Product that requires a response from the Company to such Company Regulatory Agency in twelve hours or less, provide to a member of the Communication Team a copy of the Company’s applicable response to such Company Regulatory Agency promptly after such response is transmitted.  Parent shall cause a member of the Communication Team to remain on “telephone standby” during the Company’s business hours on each Business Day.

SECTION 5.14.   Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to cause the delisting by the Surviving Corporation of all shares of Company Common Stock from NASDAQ and the deregistration of all shares of Company Common Stock under the Exchange Act as soon as reasonably practicable after the Effective Time.

SECTION 5.15.   Convertible Notes. To the extent required pursuant to the Indenture, the Company, the Surviving Corporation and Parent shall take all necessary action to execute and deliver a supplemental indenture to the Trustee (as defined in the Indenture) to the Indenture, effective upon the Effective Time, to provide, among other things, that on and after the Effective Time, each holder of Convertible Notes shall have the right to convert such Convertible Notes into the conversion consideration determined by reference to the consideration receivable upon consummation of the Merger in respect of each share of Company Common Stock in accordance with, and subject to, the provisions of the Supplemental Indenture governing the conversions of the Convertible Notes issued thereunder (including any applicable increase in the “Conversion Rate”), in each case in accordance with, and subject to, the Indenture (including the time periods specified therein).  In addition, the Company and the Surviving Corporation shall take commercially reasonable efforts to take all such actions as may be required in accordance with, and subject to, the terms of the Indenture (including the time periods specified therein), including the giving of any notices that may be required in connection with any repurchases or conversions of the Convertible Notes occurring as a result of the Transactions constituting a “Fundamental Change” and/or “Make-Whole Fundamental Change” as such terms are defined in the Supplemental Indenture, and delivery of any supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required in connection with the consummation of the Merger.  The Company shall not make any settlement election under the Supplemental Indenture relating to the Convertible Notes without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.  The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any written notice or communication to or with holders of Convertible Notes or with the Trustee under the Indenture prior to the dispatch or making thereof, and the Company shall give reasonable and good faith consideration to any comment made by Parent or its counsel.

ARTICLE VI

Conditions Precedent

SECTION 6.01.   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by applicable Law) waiver on or prior to the Closing Date of the following conditions:

(a)   No Injunctions or Restraints. No Governmental Authority of competent authority shall have issued an Order or enacted a Law (collectively, “Restraints”) that is in effect and prohibits, restrains or makes illegal the consummation of the Merger.

(b)   Consummation of Offer. Merger Sub shall have irrevocably acccepted for payment all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

ARTICLE VII

Termination

SECTION 7.01.   Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Offer Acceptance Time (except as otherwise expressly noted):

(a)   by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b)   by either the Company or Parent:

(i)       if the Offer Acceptance Time shall not have occurred on or prior to the 180th day following the date of this Agreement (the “End Date”); provided, that if within 15 Business Days prior to the 180th day following the date of this Agreement, any party hereto brings any Action, in accordance with Section 8.07, to enforce specifically the performance of the terms and provisions of this Agreement by any other party, the End Date shall automatically be extended to the date that is 15 Business Days after the commencement of such Action; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement principally was the cause of or resulted in the failure of the Merger to be consummated on or before such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii)      at any time prior to the Effective Time, if any Restraint having the effect set forth in paragraph (b) of Annex I shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement principally was the cause of or resulted in the failure to prevent the entry of or to remove such Restraint; or

(c)   by Parent:

(i)       if the Company shall have breached any of its representations or warranties or fails to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Annex I and (B) is incapable of being cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, the Company does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving notice from Parent describing such breach or failure in reasonable detail; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii)      if the Board of Directors of the Company shall have made an Adverse Recommendation Change;

(iii)     if the Board of Directors of the Company shall have adopted, approved, recommended, submitted to stockholders, declared advisable, executed or entered into (or resolved, determined or proposed to adopt, approve, recommend, submit to stockholders, declare advisable, execute or enter into) any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 5.02(b));

(iv)     if, in the event that a tender offer or exchange offer (other than the Offer) has commenced for any of the Company’s equity securities, and the Board of Directors of the Company has failed to recommend, in a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer prior to the tenth Business Day following the commencement of such  tender offer or exchange offer (the “Rejection Date”), it being understood and agreed that if the Company shall have furnished the notice contemplated by clause (A) of the fifth sentence of Section 5.02(d) with respect to such tender offer or exchange offer on or prior to such tenth Business Day, then the Rejection Date shall be the first Business Day following the lapse of the later of (A) the notice period contemplated by such sentence and (B) such later notice period, if any, mandated by the sixth sentence of such Section 5.02(d);

(v)      if, in the event that a Takeover Proposal (other than any tender offer or exchange offer) has been publicly disclosed, and the Board of Directors of the Company has failed to publicly reaffirm the Company Board Recommendation prior to the tenth Business Day following the Company’s receipt of a written request by Parent to provide such reaffirmation (the

“Reaffirmation Date”), it being understood and agreed that if the Company shall have furnished the notice contemplated by clause (A) of the fifth sentence of Section 5.02(d) with respect to such Takeover Proposal on or prior to such tenth Business Day, then the Reaffirmation Date shall be the first Business Day following the lapse of the later of (A) the notice period contemplated by such sentence and (B) such later notice period, if any, mandated by the sixth sentence of such Section 5.02(d); or

(d)   by the Company:

(i)       if (A) Merger Sub shall have failed to commence the Offer in accordance with Section 1.01(a) or (B) Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to a Parent Material Adverse Effect and (y) is incapable of being cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, Parent does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving notice from the Company describing such breach or failure in reasonable detail; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii)      concurrently with entering into a binding written definitive Company Acquisition Agreement providing for consummation of a Superior Proposal in accordance with Section 5.02(d), if and only if (A) the Company has complied in all material respects with the requirements of Section 5.02, (B) the Board of Directors of the Company, after complying in all material respects with the requirements set forth in Section 5.02(c) through (h), shall have authorized the Company to enter into such Company Acquisition Agreement and (C) concurrently with such termination, the Company pays the Company Termination Fee due to Parent under Section 7.03(a).

SECTION 7.02.   Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 7.02, Section 1.01(g), Section 7.03, Article VIII, the Confidentiality Agreement and the Guarantee, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the Sections specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve any party from liability for fraud or for any willful material breach of the provisions of this Agreement prior to the date of termination.  For purposes of this Agreement, “willful material breach” shall mean a material breach of any representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by the other party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of any such representation, warranty, covenant or agreement.

SECTION 7.03.   Termination Fees.

(a)   In the event that:

(i)       (A) a bona fide Takeover Proposal has been publicly made, proposed or communicated (and not withdrawn) after the date hereof and prior to the termination of this Agreement, (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) or by Parent pursuant to Section 7.01(c)(i) and (C) within 12 months of the date this Agreement is terminated, the Company shall have entered into a definitive agreement providing for the consummation of a Takeover Proposal or consummates a Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in clause (A)); provided, that for purposes of clause (C) of this Section 7.03(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”;

(ii)      this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii); or

(iii)     this Agreement is terminated by Parent pursuant to Section 7.01(c)(ii), Section 7.01(c)(iii), Section 7.01(c)(iv) or Section 7.01(c)(v);

then, in each case, the Company shall pay to Parent a termination fee of $61,000,000 in cash (the “Company Termination Fee”), (x) in the case of Section 7.03(a)(i), within four Business Days after the consummation of the Takeover Proposal referred to in clause (i)(C) above, (y) in the case of Section 7.03(a)(ii), simultaneously with such termination and (z) in the case of Section 7.03(a)(iii), within four Business Days after such termination (it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion).

(b)   In the event that Parent receives full payment of the Company Termination Fee pursuant to Section 7.03(a) under circumstances where a Company Termination Fee was payable, the receipt of the Company Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other person in connection with this Agreement (and the actual or purported termination hereof), the Merger and the Transactions (and the abandonment thereof) or any matter forming the basis for such termination; provided, however, that nothing in this Section 7.03(b) shall relieve the Company of any liability for fraud or for any willful and material breach of this Agreement.

(c)   The parties hereto acknowledge that the agreements contained in this Section 7.03 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.03, and, in order to obtain the payment, Parent commences an Action which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE VIII

Miscellaneous

SECTION 8.01.   No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02.   Amendment or Supplement. At any time prior to the Offer Acceptance Time, this Agreement may be amended or supplemented in any and all respects.  Any amendment or supplement to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto.  This Agreement may not be amended or supplemented after the Offer Acceptance Time.

SECTION 8.03.   Extension of Time, Waiver, Etc. At any time prior to the Offer Acceptance Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing).  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.04.   Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that Merger Sub may assign any and all of its rights under this Agreement, by written notice to the Company, to another wholly owned direct or indirect Subsidiary of Parent in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Subsidiary, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.04 shall be null and void.

SECTION 8.05.   Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or email), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 8.06.   Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.

(a)   This Agreement and any exhibits, annexes or schedules hereto, including the Company Disclosure Letter, together with the Confidentiality Agreement and the Guarantee, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof, and except for (i) if the Effective Time occurs, the right of the holders of Company Equity Awards to receive the Equity Award Consideration, (ii) if the Effective Time occurs, the right of the holders of Company Common Stock to receive the Merger Consideration and (iii) the provisions set forth in Section 5.06 of this Agreement.

(b)   Each of Parent and Merger Sub acknowledges and agrees that (i) except for the representations and warranties expressly contained in Article III, neither the Company nor any other person makes any other express or implied representation or warranty with respect to the Transactions, this Agreement, the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or with respect to any information furnished, disclosed or made available to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company and its Subsidiaries and the negotiation of this Agreement or otherwise in connection with the Transactions and (ii) except for the representations and warranties expressly contained in Article III, none of Parent, Merger Sub or their respective Affiliates, stockholders, controlling persons and Representatives has relied on any information furnished, disclosed or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Representatives, in the course of Parent’s, Merger Sub’s or any of their respective Representatives’ due diligence investigation of the Company and its Subsidiaries and the negotiation of this Agreement or otherwise in connection with the Transactions.  The term “information” as used in this Section 8.06 includes any information, documents or material furnished, disclosed or otherwise made available in any form to Parent, Merger Sub or their respective Affiliates, stockholders, controlling persons and Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information (including in any information or descriptive memorandum, supplemental information or other materials or information with respect to any of the foregoing).

(c)   The Company acknowledges and agrees that (i) except for the representations and warranties expressly contained in Article IV and the Guarantee, neither Parent, Merger Sub nor any other person makes any other express or implied representation or warranty with respect to the Transactions, this Agreement, Parent, Merger Sub, or any of Parent’s Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or with respect to any information furnished, disclosed or made available to the Company or any of its respective Representatives in the course of the negotiation of this Agreement or otherwise in connection with the Transactions and (ii) except for the representations and warranties expressly contained in Article IV and the Guarantee, neither the Company nor its respective Affiliates, stockholders, controlling persons and Representatives has relied on any information furnished, disclosed or made available to any of them by Parent, Merger Sub or any of their respective Representatives, in the course of the Company’s or any of its respective Representatives’ negotiation of this Agreement or otherwise in connection with the Transactions.

SECTION 8.07.   Governing Law; Jurisdiction.

(a)   This Agreement, and any cause of action between any of the parties relating to or arising out of this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under any applicable conflict of laws principles.

(b)   All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (and any state appellate court therefrom within the State of Delaware) or if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division), of if subject matter jurisdiction over the matter which is the subject of the action or proceeding is by Law vested exclusively in the courts of the United States of America, the United States District Court for the District of Delaware (the “Selected Courts”).  In addition, each of the parties hereto (i) consents to submit itself, and hereby submits itself, to the exclusive jurisdiction and venue of such courts in the event any dispute arises out of this Agreement or Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the Selected Courts and

(iv) consents to service of process being made through the notice procedures set forth in Section 8.10.

SECTION 8.08.   Specific Enforcement.  The parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement.  Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.  The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

SECTION 8.09.   WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10.   Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by email (which is confirmed by the recipient thereof) or if sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)          If to Parent or Merger Sub, to:

Philips Holding USA Inc.
3000 Minuteman Road
Andover, MA 01810
Attention:  Senior Director, Legal Department
Email: joseph.innamorati@philips.com

(b)         with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:  Matthew G. Hurd; Rita-Anne O’Neill
Email: hurdm@sullcrom.com; oneillr@sullcrom.com

(c)          If to the Company, to:

The Spectranetics Corporation
9965 Federal Drive
Colorado Springs, Colorado 80921
Attention:  Paul Gardon
Email: Paul.Gardon@spnc.com

(d)          with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:  Minh Van Ngo
Email: mngo@cravath.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 8.11.  Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 8.12.   Fees and Expenses.  Whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

SECTION 8.13.   Definitions.  For purposes of this Agreement:

“Affiliate” means, with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.  For the purposes of this definition, “control” means, with respect to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.  The term “controlled” shall have a correlative meaning.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

“Commonly Controlled Entity” means any person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Communication Team” means the three individuals listed in Section 8.13 of the Company Disclosure Letter.

“Company Plan” means each plan, program, policy, agreement or other arrangement, whether written or oral, covering current or former directors, employees or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (iii) a stock option, stock purchase, or other equity or equity-based agreement, program or plan, (iv) an individual employment, consulting, change-in-control, severance, retention or other similar agreement or (v) a compensation, commission, bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation or other time-off benefits, health or medical benefit, employee assistance, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or with respect to which the Company or any of its Subsidiaries has or may have any liability, other than (A) any agreement, program or plan mandated by applicable Law, each as may be amended from time to time or (B) a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Company Regulatory Agency” means any Governmental Authority that regulates the quality, identity, strength, purity, safety, pricing, reimbursement, efficacy, manufacturing, commercialization, marketing or distribution of the Company’s products, including, without limitation, the FDA, CMS, and the equivalent foreign Governmental Authorities, which shall include Notified Bodies.

“Confidentiality Agreement” means the letter agreement, dated as of March 22, 2017, between the Company and Philips North America LLC, as may be amended from time to time.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, license, contract or agreement, in each case including all amendments thereto.

“Convertible Notes” means the 2.625% Convertible Senior Notes due 2034 issued pursuant to the Indenture.

“Credit Agreements” means (i) the Amended and Restated Term Credit and Security Agreement, dated as of June 9, 2017, by and among the Company and AngioScore Inc., as borrowers, MidCap Financial Trust, as administrative agent and a lender, and the other lenders party thereto and (ii) the Amended and Restated Revolving Credit and Security Agreement, dated as of June 9, 2017, by and among the Company and AngioScore Inc., as borrowers, MidCap Funding IV Trust, as administrative agent, and the lenders party thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“executive officer” means each individual who is considered an officer of the Company within the meaning of Section 16 of the Exchange Act.

“Foreign Company Plan” means a Company Plan that is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services for the Company outside the United States.

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means any Contract to which the Company or any of its Subsidiaries is a party that involves the supply of goods or services directly to a Governmental Authority, including a subcontract of any tier or level below a prime contract, but excluding Contracts entered into in the ordinary course of business with public universities, hospitals, clinics and government agencies.

“Government Official” means any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Authority and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any such public international organization, and any familial relative of any such person.

“Governmental Authority” means any government, court, tribunal; any regulatory or administrative agency, commission, department, branch, bureau, division, office, service, board, or authority; or other legislative, executive or judicial governmental authority, whether federal, state or local, domestic, foreign or multinational.  This term shall also include any non-governmental body that has been authorized by Law to act for a governmental body.

 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any person, (i) any indebtedness for borrowed money (including the issuance of any debt security) to any person, other than the Company or any of its Subsidiaries, and any capital leases required to be capitalized in accordance with GAAP, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any person other than the Company or any of its Subsidiaries, (iii) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), (iv) any obligation for the deferred purchase price of property or services (other than obligations for raw materials, inventory, services and supplies incurred in the ordinary course of business), including “earn-outs,” indemnities, post-closing price adjustments, and “seller notes” payable with respect to the acquisition of any business, assets or securities, (v) any obligation under interest rate, currency or commodity derivatives or hedging transactions or (vi) any guaranty of any such obligations described in clauses (i) through (v) of any person other than the Company or any of its Subsidiaries (other than, in each case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business), in each case of clauses (i) through (vi) including interest, premium, fees, expenses, penalties (including prepayment and early termination penalties) related thereto.

“Indenture” means the Indenture, dated as of June 3, 2014, between the Company and Wells Fargo Bank, National Association (the “Trustee”), as supplemented by the First Supplemental Indenture, dated June 3, 2014 (the “Supplemental Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee with respect to the Convertible Notes.

“Intellectual Property” means all intellectual property, all rights associated therewith and other similar rights in any jurisdiction, whether registered or unregistered, including such rights in and to any: (i) patents (including all applications, reissues, divisions, continuations, continuations-in-part, re-examinations, substitutions and extensions thereof) and inventions (collectively, “Patents”); (ii) trademarks, service marks, trade names, business names, brand names, domain names, social media identifiers, logos, slogans, trade dress, design rights, Internet domain names, uniform resource locators and other similar designations of source or origin, including any common law rights thereto and all goodwill associated therewith (collectively, “Trademarks”); (iii) copyrights and copyrightable subject matter and database rights together with all common law rights and moral rights therein, and any applications and registrations therefor  (collectively, “Copyrights”); and (iv) trade secrets, know-how and other information of a confidential nature (collectively “Trade Secrets”).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means computers, software, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment, and all associated documentation, in each case, used by the Company or any of its Subsidiaries.

“Key Product” means the Stellarex drug-coated balloon platform.

“Knowledge” means, (i) with respect to the Company, the actual knowledge of those individuals listed in Section 8.13 of the Company Disclosure Letter, and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the executive officers of Parent or Merger Sub.

“Liens” means any pledge, lien, charge, encumbrance, security interest, hypothecation or mortgage.

 “Material Adverse Effect” means any effect, change, event, occurrence, circumstance or development that, individually or in the aggregate with other effects, changes, events, occurrences, circumstances or developments (i) would prevent or materially delay, interfere with, impair or hinder the consummation by the Company of the Transactions on a timely basis or (ii) has a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no effect, change, event, occurrence, circumstance or development arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur:  (A) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (B) changes generally affecting the medical device industry; (C) changes in Law or GAAP or in accounting standards; (D) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation or pendency of the Transactions (other than for purposes of any representation or warranty contained in Sections 3.03(c) and 3.03(d)), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or Governmental Authorities, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions; (E) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (F) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters; (G) any action taken by the Company or its Subsidiaries that is required by this Agreement or with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement to the extent Parent fails to give its consent thereto after a written request therefor pursuant to Section 5.01; (H) changes resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates; (I) changes or prospective changes in the Company’s credit ratings; (J) changes in the price or trading volume of the Company Common Stock; or (K) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (I), (J) and (K) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses (A) through (K) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event, occurrence, circumstance or development referred to in clauses (A), (B), (E) or (F) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such effect, change, event, occurrence, circumstance or development has a materially disproportionate adverse affect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the medical device industry (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a Material Adverse Effect).

“Parent Material Adverse Effect” means any effect, change, event, circumstance or occurrence that would prevent or materially delay, interfere with, impair or hinder (i) the consummation by Parent or Merger Sub of any of the Transactions on a timely basis or (ii) the compliance by Parent or Merger Sub with their obligations under this Agreement.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Taxing Authorities not yet due and payable without penalty or interest, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business,

(iii) Liens securing payment, or any obligation, of the Company or its Subsidiaries with respect to outstanding Indebtedness so long as there is no default under such Indebtedness, (iv) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (v) easements, covenants, rights of way and other similar restrictions that do not adversely affect the current use of the applicable property, (vi) zoning and building Laws and codes and other similar land use Laws that do not adversely affect the current use of the applicable real property, (vii) Liens that have been placed by any developer, landlord or other third party on any leased real property and subordination or similar agreements relating thereto, (viii) non-exclusive licenses (without any rights to sublicense) of Intellectual Property granted to third parties in the ordinary course of business by the Company or its Subsidiaries, (ix) Liens discharged at or prior to the Effective Time, (x) such other Liens or imperfections of title that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection of title and (xi) Liens that are disclosed on the most recent consolidated balance sheet of the Company or the notes thereto.

“person” means an individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other entity, including any Governmental Authority.

“Personally Identifiable Information” means any information that alone or in combination with other information held by the Company or its Subsidiaries can be used to specifically identify an individual person, including any protected health information subject to HIPAA protections.

“Registered Intellectual Property” means all Patents (including patent applications), registered Trademarks (including Internet domain names), applications to register Trademarks, Copyright registrations and applications and registered designs, design applications and any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any Governmental Authority.

“Regulation S-K” means Regulation S-K promulgated by the SEC under the Securities Act and the Exchange Act.

“Regulation S-X” means Regulation S-X promulgated by the SEC under the Securities Act and the Exchange Act.

“Representatives” means, with respect to any person, such person’s officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and any rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any person, another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

“Tax Return” means any return, filing, report, questionnaire, information statement, claim for refund, declaration of estimated Taxes, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Taxing Authority, including consolidated, combined and unitary tax returns.

“Taxes” means any and all federal, state, local or non-U.S. taxes, fees, levies, duties tariffs, imposts, and other similar charges in the nature of a tax (together with any and all interest, penalties and additions to tax) imposed by any Taxing Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise (including medical device excise taxes), withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration, recording and documentation fees; and customs duties, tariffs, and similar charges (together with any and all interest, penalties and additions to tax) imposed by any Taxing Authority.

 “Taxing Authority” means any Governmental Authority excercising regulatory authority in respect of Taxes or responsible for the imposition of any Tax.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Offer and the Merger.

“U.S. Company Plan” means any Company Plan that is not a Foreign Company Plan (which shall include any Company Plan maintained for employees or service providers who perform services for the Company in Puerto Rico).

SECTION 8.14.   Interpretation.

(a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)   As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.  The phrase “ordinary course of business” shall mean “ordinary course of business consistent with past practice”.

(d)   The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” when used in this Agreement shall refer to the date of this Agreement.

(e)   Except as otherwise indicated, all references in this Agreement to “Sections”, “Exhibits”, “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(f)   The terms “or”, “any” and “either” are not exclusive.

(g)   Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.

(h)   The table of contents and headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i)   Whenever the words “made available to Parent” are used in this Agreement with respect to any documents or other information, such words shall mean that such documents or information were available to Parent prior to the date of this Agreement and through the date of this Agreement in the electronic data room maintained on behalf of the Company by Intralinks.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

THE SPECTRANETICS CORPORATION

By:	/s/ Scott Drake
Name: Scott Drake
Title: President, Chief Executive Officer

PHILIPS HOLDING USA INC.

By:	/s/ Jacob Giannotti
Name: Jacob Giannotti
Title: Authorized Signatory

By:	/s/ Joseph E. Innamorati
Name: Joseph E. Innamorati
Title: Authorized Signatory

HEALTHTECH MERGER SUB, INC.

By:	/s/ Jacob Giannotti
Name: Jacob Giannotti
Title: Authorized Signatory

By:	/s/ Joseph E. Innamorati
Name: Joseph E. Innamorati
Title: Authorized Signatory

[Signature Page to Merger Agreement]

Index of Defined Terms

Section

Acceptable Confidentiality Agreement	5.02(b)
Actions	3.06
Adverse Recommendation Change	5.02(d)
Affiliate	8.13
Agreement	Preamble
Antitrust Law	8.13
Appraisal Shares	2.01(d)
Bankruptcy and Equity Exception	3.03(a)
Book Entry Shares	2.01(c)
Business Day	8.13
Capital Expense Budget	5.01(a)(vii)
Capitalization Date	3.02(a)
Certificate	2.01(c)
Certificate of Merger	1.05
Change in Circumstance	5.02(h)
Closing	1.04
Closing Date	1.04
Closing Fiscal Year	5.08(e)
Code	1.01(i)
Commonly Controlled Entity	8.13
Communication Team	8.13
Company	Preamble
Company 401(k) Plan	5.08(h)
Company Acquisition Agreement	5.02(d)
Company Board Recommendation	3.03(b)
Company Bonus Plan	5.08(e)
Company Bylaws	3.01(a)
Company Certificate	3.01(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Employee	5.08(a)
Company Equity Award	2.03(e)(i)
Company ESPP	2.03(e)(ii)
Company Plan	8.13
Company Preferred Stock	3.02(a)
Company Products	3.08(a)
Company PSU	2.03(e)(iii)
Company Regulatory Agency	8.13
Company Restricted Share	2.03(e)(iv)
Company RSU	2.03(e)(v)
Company SEC Documents	3.04(a)
Company Securities	3.02(b)
Company Stock Option	2.03(e)(vi)

Company Stock Plans	2.03(e)(vii)
Company Termination Fee	7.03(a)
Compensation Committee	2.03(d)
Confidentiality Agreement	8.13
Contract	8.13
Convertible Notes	8.13
Copyrights	8.13
Credit Agreements	8.13
Data Protection Requirements	3.08(g)
DGCL	Recitals
DOJ	5.03(d)
Effective Time	1.05
End Date	7.01(b)(i)
Environmental Laws	3.12(a)
Equity Award Consideration	2.03(b)
ERISA	8.13
ESPP Purchase Right	2.03(e)(viii)
Exchange Act	8.13
Exchange Fund	2.02(a)
executive officer	8.13
Expiration Time	1.01(d)
FCPA	3.07(c)
FDA	3.08(a)
Final Investment Date	2.03(c)
Foreign Company Plan	8.13
FTC	5.03(d)
GAAP	8.13
Government Contract	8.13
Government Official	8.13
Governmental Authority	8.13
Guarantee	Recitals
Guarantor	Recitals
Hazardous Substance	3.12(a)
HIPAA	3.08(g)
HSR Act	8.13
Indebtedness	8.13
Indemnitee	5.06(a)
Indenture	8.13
Initial Expiration Time	1.01(d)
Intellectual Property	8.13
IP License Agreements	3.13(b)(xiv)
IRB approval	3.08(a)
IRS	8.13
IT Assets	8.13
Key Product	8.13
Knowledge	8.13

Law	3.03(c)
Leased Real Property	3.16(b)
Leases	3.16(b)
Liens	8.13
Material Adverse Effect	8.13
Material Contract	3.17(a)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
Minimum Condition	Annex I
NASDAQ	1.01(e)(ii)
Offer	Recitals
Offer Acceptance Time	1.01(b)
Offer Conditions	1.01(b)
Offer Documents	1.01(h)
Offer Price	Recitals
Offer to Purchase	1.01(c)
Option Consideration	2.03(b)
Order	3.03(c)
Owned Real Property	3.16(a)
Parent	Preamble
Parent Material Adverse Effect	8.13
Parent’s 401(k) Plan	5.08(h)
Patents	8.13
Paying Agent	2.02(a)
Permits	3.07(b)
Permitted Liens	8.13
person	8.13
Personally Identifiable Information	8.13
PSU Consideration	2.03(b)
Reaffirmation Date	7.01(c)(v)
Recall	3.08(d)
Registered Intellectual Property	8.13
Registered IP	3.13(a)
Regulation S-K	8.13
Regulation S-X	8.13
Rejection Date	7.01(c)(iv)
Representatives	8.13
Restraints	6.01(a)
Restricted Share Consideration	2.03(b)
RSU Consideration	2.03(b)
Sarbanes-Oxley Act	8.13
Schedule 14D-9	1.02(a)
Schedule TO	1.01(h)
SEC	8.13
Secretary of State	1.05

Securities Act	8.13
Selected Courts	8.07(b)
Significant Subsidiary	3.01(b)
Subsidiary	8.13
Superior Proposal	5.02(g)
Supplemental Indenture	8.13
Surviving Corporation	1.03
Takeover Law	3.14(b)
Takeover Proposal	5.02(f)
Tax Return	8.13
Taxes	8.13
Taxing Authority	8.13
Trademarks	8.13
Trade Secrets	8.13
Transactions	8.13
Trustee	8.13
U.S. Company Plan	8.13
willful material breach	7.02

Annex I

Conditions to the Offer

Notwithstanding any other provision of the Agreement or the Offer and in addition to (and not in limitation of) Merger Sub’s right to extend and amend the Offer pursuant to the provisions of the Agreement, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer if any of the following conditions exist, or have occurred and are continuing, at the scheduled Expiration Time of the Offer:

(a)   Minimum Condition.  The number of shares of Company Common Stock validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been received), together with the shares of Company Common Stock then owned by Merger Sub, does not represent at least one share more than 50% of the then outstanding shares of Company Common Stock (the “Minimum Condition”).

(b)   Restraints.  Any Restraint shall be in effect enjoining or otherwise prohibiting consummation of the Offer or the Merger.

(c)   Governmental Consents.  The waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under Antitrust Laws shall not have expired and early termination thereof shall not have been granted and the approvals under the Antitrust Laws shall not have been received.

(d)   Representations and Warranties.  The representations and warranties of the Company (i)  set forth in Section 3.02(a) shall not be true and correct in all respects as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct in all respects would not reasonably be expected to result in additional liability to the Company, Parent or their respective Affiliates in excess of $10,000,000 in the aggregate, (ii) set forth in Section 3.02(b), Section 3.14 and Section 3.22 shall not be true and correct (disregarding all qualifications or limitations as to “Knowledge of the Company,” “materiality”, “Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) set forth in the Agreement, other than those Sections specifically identified in clause (i) or (ii) of this paragraph (d), shall not be true and correct (disregarding all qualifications or limitations as to “Knowledge of the Company,” “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Parent shall not have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(e)   Compliance with Covenants.  The Company shall not have complied with or performed in all material respects its obligations required to be complied with or performed by it prior to the Expiration Time under the Agreement and such failure to comply or perform shall not have been cured by the Expiration Time.  Parent shall not have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(f)   Company Material Adverse Effect Condition.  Since the date of the Agreement there shall have been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(g)   No Termination of Agreement.  This Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, other than the Minimum Condition, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms and conditions of this Agreement and to the extent such waiver is permitted by applicable Law.  The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in this Agreement to which it is annexed.

Exhibit A

Form of Guarantee

GUARANTEE AGREEMENT

THIS GUARANTEE AGREEMENT (this “Guarantee”), dated as of June 27, 2017, is made by KONINKLIJKE PHILIPS N.V., a corporation organized and existing under the laws of the Netherlands (the “Guarantor”), in favor of THE SPECTRANETICS CORPORATION, a corporation organized under the laws of the State of Delaware (the “Company”).

PRELIMINARY STATEMENTS:

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of June 27, 2017, (the “Merger Agreement”), among the Company, PHILIPS HOLDING USA INC., a Delaware corporation (“Parent”), and HEALTHTECH MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”, and together with Parent, the “Acquiring Companies”), Merger Sub has agreed to commence a cash tender offer to acquire any and all of the outstanding shares of the common stock, par value $0.001 per share, of the Company for $38.50 per share, net to the seller in cash, without interest;

WHEREAS, following the consummation of the Offer (such term and each other capitalized term used but not defined herein shall have the meaning assigned thereto in the Merger Agreement), upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, Merger Sub will be merged with and into the Company, with the Company surviving the Merger;

WHEREAS, the Guarantor desires to make this Guarantee simultaneously with the execution and delivery of the Merger Agreement to which the Guarantor will guarantee the obligations of the Acquiring Companies under the Merger Agreement;

NOW, THEREFORE, in consideration of the premises and in order to induce Company to enter into the Merger Agreement, the Guarantor hereby agrees as follows:

Section 1.       Guarantee.  The Guarantor hereby irrevocably and unconditionally guarantees to the Company the full and timely performance by the Acquiring Companies of their respective obligations under the Merger Agreement, including payment obligations and performance of all covenants, agreements, duties and obligations which apply to the Acquiring Companies under the Merger Agreement (all such payment and performance obligations being the “Obligations”) and agrees to take all actions which apply to affiliates of the Acquiring Companies under the Merger Agreement.

Section 2.      Guarantee Absolute.  The Guarantor hereby irrevocably and unconditionally guarantees that the Obligations will be duly and punctually paid or fully and completely performed in accordance with the terms of the Merger Agreement.  The obligations of the Guarantor under this Guarantee are independent of the Obligations, and a separate action or actions may be brought by Company and prosecuted against the

Guarantor to enforce this Guarantee, irrespective of whether any action is brought against either of the Acquiring Companies or whether either of the Acquiring Companies or any of their affiliates is joined in any such action or actions.  If for any reason the Acquiring Companies or their affiliates shall fail or be unable to duly and punctually pay or to fully and completely perform, or cause to be duly and punctually paid or fully and completely performed, any Obligation as and when the same shall become due and payable or otherwise required to be performed by such party, the Guarantor shall forthwith duly and punctually pay or fully and completely perform, or cause to be duly and punctually paid or fully and completely performed, such Obligation.  The Guarantor agrees that this Guarantee, to the extent it requires the payment of money, constitutes a guarantee of payment when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from the Acquiring Companies.

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Company upon the insolvency, bankruptcy or reorganization of either of the Acquiring Companies or otherwise, all as though such payment had not been made.

Section 3.       Waiver.  (a) The Guarantor hereby agrees that it shall not be released from any of its obligations under this Guarantee by any act, thing or circumstance whatsoever which might, but for this provision, be deemed a legal or equitable discharge, release or defense of a guarantor or surety (other than the full payment and performance of the Obligations).

(b)  Without limiting the generality of paragraph (a) above, the Guarantor hereby unconditionally waives any and all notices that may be required by any applicable foreign or domestic statute, law (including common law), ordinance, code, standard, requirement, policy, determination, procedure, Order (including executive order), rule or regulation enacted, adopted or promulgated by any applicable Governmental Authority, to the extent legally binding and finally determined, now or hereafter in effect, including promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guarantee and any requirement that the Company first present to, proceed against or make a demand against the Acquiring Companies or otherwise exhaust any right, power or remedy under the Merger Agreement, before requesting payment or performance by the Guarantor hereunder or that the Company protects, secures, perfects or insures any security interest or lien or any property subject thereto or exhaust any other right to take any action against the Acquiring Parties or any collateral.

(c)  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

Section 4.       Subrogation.  The Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guarantee, by any payment made hereunder or otherwise, until all the Obligations and all other amounts payable under this Guarantee shall have been paid and performed in full.  If any amount shall be paid to the Guarantor on account of such subrogation rights at any time prior to the payment or performance in full of the Obligations and all other amounts payable to Company under this Guarantee, such amount shall be held in trust for the benefit of Company and shall forthwith be paid to the Company to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of the Merger Agreement or be held by the Company as collateral security for any Obligations thereafter existing.

Section 5.       Representations and Warranties. The Guarantor hereby represents and warrants as follows:

(a)  The Guarantor is a corporation duly organized and validly existing under the laws of the Netherlands.

(b)  The Guarantor has full power and authority to execute and deliver this Guarantee and to perform its obligations under this Guarantee.  The execution and delivery of this Guarantee by the Guarantor and the performance by the Guarantor of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of the Guarantor.  This Guarantee has been duly executed and delivered by the Guarantor and constitutes the legal, valid and binding agreement of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)  The execution, delivery and performance of this Guarantee and the fulfillment of and compliance with the terms and conditions hereof do not violate or conflict with (i) any term or provision of the charter documents of the Guarantor, (ii) any judgment, decree or order of any Governmental Authority to which the Guarantor is a party or by which the Guarantor is bound or (iii) any applicable Law applicable to the Guarantor, except, in the case of clauses (ii) and (iii), as would not be reasonably expected to have a material adverse effect.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required with respect to the Guarantor in connection with the execution, delivery or performance of this Guarantee.

(d)  There are no conditions precedent to the effectiveness of this Guarantee.

Section 6.      Amendments, Etc. No amendment or waiver of any provision of this Guarantee, and no consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Company, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.       Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by email (which is confirmed by the recipient thereof) or if sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

To the Acquiring Companies or Guarantor:	Philips Holding USA Inc. 3000 Minuteman Road Andover, MA 01810 Attention: Senior Director, Legal Department Email: joseph.innamorati@philips.com

with a copy to:	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attention: Matthew G. Hurd; Rita-Anne O’Neill Email: hurdm@sullcrom.com; oneillr@sullcrom.com

To the Company:	The Spectranetics Corporation 9965 Federal Drive Colorado Springs, Colorado 80921 Attention: Paul Gardon Email: Paul.Gardon@spnc.com

with a copy to:	Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 Attn: Minh Van Ngo Email: mngo@cravath.com

Section 8.       No Waiver; Remedies.  No failure on the part of the Company to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.      Continuing Guarantee; Assignment.  This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the payment and performance in full of the Obligations and the payment of all other amounts payable under this Guarantee, (b) be binding upon the Guarantor, its successors and permitted assigns, and (c) inure to the benefit of, and be enforceable by, the Company and its successors and permitted assigns.  No assignment or transfer by either the Guarantor of its obligations or the Company of its rights hereunder shall be made except with the prior written consent of the other and any attempted assignment or transfer in violation of this Section 9 shall be void.

Section 10.    Consent to Jurisdiction; Waiver of Immunities.  (a)  All actions and proceedings arising out of or relating to this Guarantee shall be heard and determined in the Court of Chancery of the State of Delaware (and any state appellate court therefrom within the State of Delaware) or if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division), or if subject matter jurisdiction over the matter which is the subject of the action or proceeding is by Law vested exclusively in the courts of the United States of America, the United States District Court for the District of Delaware (the “Selected Courts”).  In addition, the Guarantor (i) consents to submit itself, and hereby submits itself, to the exclusive jurisdiction and venue of such courts in the event any dispute arises out of this Guarantee, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Guarantee in any court other than the Selected Courts and (iv) consents to service of process being made through the notice procedures set forth in Section 7.  The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)  To the extent that the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (b) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 11.    Governing Law.  This Guarantee, and any cause of action between any of the parties relating to or arising out of this Guarantee, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under any applicable conflict of laws principles.

Section 12.    Severability.  Whenever possible each provision of this Guarantee shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Guarantee shall be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions of this Guarantee, and this Guarantee shall be construed as if any such provision had never been contained herein.

Section 13.    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GUARANTOR:
KONINKLIJKE PHILIPS N.V.

By:	/s/
Name:
Title:

By:	/s/
Name:
Title:

Exhibit B

Certificate of Incorporation of Surviving Corporation

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE SPECTRANETICS CORPORATION

FIRST.  The name of the corporation is The Spectranetics Corporation (the “Company”).

SECOND.  The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD.  The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH.  The total number of shares that the Company shall have authority to issue is 1,000 shares of common stock, and the par value of each of such shares is $0.001.

FIFTH.  The board of directors of the Company (the “Board”) is expressly authorized to adopt, amend or repeal bylaws of the Company (the “Bylaws”).

SIXTH.  Elections of directors need not be by written ballot except and to the extent provided in the Bylaws.

SEVENTH.  The number of directors of the Company shall be fixed from time to time pursuant to the Bylaws.

EIGHTH.  The Company shall indemnify and hold harmless, and advance expenses to, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or of a subsidiary of the Company, against all liability and loss suffered and expenses reasonably incurred by such person. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

NINTH.  A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

TENTH.  Until the date that is six years following the adoption of this certificate of incorporation, no repeal or modification of any provision of Article Eighth or

Article Ninth shall adversely affect any right or protection of a director of the Company existing hereunder with respect to any act or omission occurring prior to the time of such repeal or modification.

Exhibit C

By-laws of Surviving Corporation

SECOND AMENDED AND RESTATED BYLAWS

OF

THE SPECTRANETICS CORPORATION (the “Corporation”)

ARTICLE I

Stockholders

Section 1.1.      Annual Meetings.  An annual meeting of stockholders shall be held for the election of directors at such date, time and place either within or without the State of Delaware as may be designated by the Board of Directors from time to time.  Any other proper business may be transacted at the annual meeting.

Section 1.2.      Special Meetings.  Special meetings of stockholders may be called at any time by the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President or the Board of Directors, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.  A special meeting of stockholders shall be called by the Secretary upon the written request, stating the purpose of the meeting, of stockholders who together own of record a majority of the outstanding shares of each class of stock entitled to vote at such meeting.

Section 1.3.      Notice of Meetings.  Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  Unless otherwise provided by law, the written notice of any meeting shall be given neither less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.  If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 1.4.      Adjournments.  Any meeting of stockholders, annual or special, may be adjourned from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting.

Section 1.5.     Quorum.  At each meeting of stockholders, except where otherwise provided by law or the certificate of incorporation or these Bylaws, the holders of a majority of the outstanding shares of stock entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum.  In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, the holders of such class so present or represented may, by majority vote, adjourn the meeting of such class from time to time in the manner provided by Section 1.4 of these Bylaws until a quorum of such class is so present or represented.  Shares of its own capital stock belonging on the record date for the meeting to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6.      Organization.  Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or, in the absence of the Chairman of the Board, by the Vice Chairman of the Board, if any, or, in the absence of the Vice Chairman of the Board, by the President, or, in the absence of the President, by a Vice President, or, in the absence of the foregoing persons, by a chairman designated by the Board of Directors, or, in the absence of such designation, by a chairman chosen at the meeting.  The Secretary, or in the absence of the Secretary, an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.  The order of business at each such meeting shall be as determined by the chairman of the meeting.  The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

Section 1.7.      Voting; Proxies.  Unless otherwise provided in the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder who has voting power upon the matter in question.  Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.  A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation.  Voting at meetings of stockholders need not be by written ballot unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or represented by proxy at such meeting shall so determine.  Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  In all other matters, unless otherwise provided by law or by the certificate of incorporation or these Bylaws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.  Where a separate vote by class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class or classes, except as otherwise provided by law or by the certificate of incorporation or these Bylaws.

Section 1.8.      Fixing Date for Determination of Stockholders of Record.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be neither more than sixty nor less than ten days before the date of such meeting.  If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.  If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 1.9.      List of Stockholders Entitled to Vote.  The Secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

Section 1.10.    Consent of Stockholders in Lieu of Meeting.  Unless otherwise provided in the certificate of incorporation or by law, any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to (a) its registered office in the State of Delaware by hand or by certified mail or registered mail, return receipt requested, (b) its principal place of business or (c) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this bylaw to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to (i) its registered office in the State of Delaware by hand or by certified or registered mail, return receipt requested, (ii) its principal place of business or (iii) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in this Section 1.10.

ARTICLE II

Board of Directors

Section 2.1.     Powers; Number; Qualifications.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the certificate of incorporation.  The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by the Board of Directors.  Directors need not be stockholders.

Section 2.2.     Election; Term of Office; Resignation; Removal; Vacancies.  Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.  Any director may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation.  Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective.  Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.  Unless otherwise provided in the certificate of incorporation or these Bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.  Any director elected or appointed to fill a vacancy shall hold office until the next annual meeting of the stockholders and his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 2.3.      Regular Meetings.  Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined notice thereof need not be given.

Section 2.4.      Special Meetings.  Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board, if any, by the Vice Chairman of the Board, if any, by the President or by any two directors.  Reasonable notice thereof shall be given by the person or persons calling the meeting.

Section 2.5.     Participation in Meetings by Conference Telephone Permitted.  Unless otherwise restricted by the certificate of incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or of such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at such meeting.

Section 2.6.     Quorum; Vote Required for Action.  At all meetings of the Board of Directors, one-third of the entire Board of Directors shall constitute a quorum for the transaction of business.  The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the certificate of incorporation or these Bylaws shall require a vote of a greater number.  In case at any meeting of the Board of Directors a quorum shall not be present, the members of the Board of Directors present may adjourn the meeting from time to time until a quorum shall be present.

Section 2.7.      Organization.  Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or, in the absence of the Chairman of the Board, by the Vice Chairman of the Board, if any, or, in the absence of the Vice Chairman of the Board, by the President, or, in their absence, by a chairman chosen at the meeting.  The Secretary or, in the absence of the Secretary, an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8.      Action by Directors Without a Meeting.  Unless otherwise restricted by the certificate of incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if the number of directors that would be necessary to authorize or take such action at a meeting of the Board of Directors or of such committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee, as applicable.

Section 2.9.     Compensation of Directors.  Unless otherwise restricted by the certificate of incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

ARTICLE III

Committees

Section 3.1.      Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have, and may exercise, all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it, but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval, (b) adopting, amending or repealing these Bylaws or (c) removing or indemnifying directors.

Section 3.2.      Committee Rules.  Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may adopt, amend or repeal rules for the conduct of its business.  In the absence of a provision by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

ARTICLE IV

Officers

Section 4.1.      Officers; Election.  From time to time, the Board of Directors shall elect a President and a Secretary and it may, if it so determines, elect from among its members a Chairman of the Board and a Vice Chairman of the Board.  The Board of Directors may also elect one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, a Treasurer or one or more Assistant Treasurers or such other officers as the Board of Directors may deem desirable or appropriate and may give any of them such further designations or alternate titles as it considers desirable.  Any number of offices may be held by the same person unless the certificate of incorporation or these Bylaws otherwise provide.

Section 4.2.      Term of Office; Resignation; Removal; Vacancies.  Unless otherwise provided in the resolution of the Board of Directors electing any officer, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.  Any officer may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation.  Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective.  The Board of Directors may remove any officer with or without cause at any time.  Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights.  Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board of Directors at any regular or special meeting.

Section 4.3.      Chairman of the Board.  The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he or she is present and shall have, and may exercise, such powers as may, from time to time, be assigned to him or her by the Board of Directors or as may be provided by law.

Section 4.4.      Vice Chairman of the Board.  In the absence of the Chairman of the Board, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he or she is present and shall have, and may exercise, such powers as may, from time to time, be assigned to him or her by the Board of Directors or as may be provided by law.

Section 4.5.      President.  In the absence of the Chairman of the Board and Vice Chairman of the Board, the President shall preside at all meetings of the Board of Directors and of the stockholders at which he or she is present.  The President shall be the chief executive officer and shall have general charge and supervision of the business of the Corporation and, in general, shall perform all duties incident to the office of president of a corporation and such other duties as may, from time to time, be assigned to him or her by the Board of Directors or as may be provided by law.

Section 4.6.      Vice Presidents.  The Vice President or Vice Presidents, at the request or in the absence of the President or during the President’s inability to act, shall perform the duties of the President, and when so acting shall have the powers of the President.  If there be more than one Vice President, the Board of Directors may determine which one or more of the Vice Presidents shall perform any of such duties; or if such determination is not made by the Board of Directors, the President may make such determination; otherwise any of the Vice Presidents may perform any of such duties.  The Vice President or Vice Presidents shall have such other powers and shall perform such other duties as may, from time to time, be assigned to him or her or them by the Board of Directors or the President or as may be provided by law.

Section 4.7.      Secretary.  The Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committees in a book to be kept for that purpose, shall see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law, shall be custodian of the records of the Corporation, may affix the corporate seal to any document the execution of which, on behalf of the Corporation, is duly authorized, and when so affixed may attest the same, and, in general, shall perform all duties incident to the office of secretary of a corporation and such other duties as may, from time to time, be assigned to him or her by the Board of Directors or the President or as may be provided by law.

Section 4.8.      Treasurer.  The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation and shall deposit or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by or under authority of the Board of Directors.  If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties, with such surety or sureties as the Board of Directors may determine.  The Treasurer shall keep or cause to be kept full and accurate records of all receipts and disbursements in books of the Corporation, shall render to the President and to the Board of Directors, whenever requested, an account of the financial condition of the Corporation, and, in general, shall perform all the duties incident to the office of treasurer of a corporation and such other duties as may, from time to time, be assigned to him or her by the Board of Directors or the President or as may be provided by law.

Section 4.9.      Other Officers.  The other officers, if any, of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in a resolution of the Board of Directors which is not inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board of Directors.  The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

ARTICLE V

Stock

Section 5.1.      Stock Certificates and Uncertificated Shares.  The shares of stock in the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate theretofore issued until such certificate is surrendered to the

Corporation.  Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates, and upon request, every holder of uncertificated shares, shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares of stock registered in certificate form owned by such holder.  If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 5.2.      Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.  The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

ARTICLE VI

Indemnification

Section 6.1.      Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”) as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or one of its subsidiaries against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Section 6.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

Section 6.2.      Indemnification of Others.  The Corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Section 6.3.      Prepayment of Expenses.  The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

Section 6.4.      Determination; Claim.  If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Article VI is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law.  In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 6.5.      Non-Exclusivity of Rights.  The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation or of these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.6.      Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 6.7.     Other Indemnification.  The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 6.8.      Continuation of Indemnification.  The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article VI shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

Section 6.9.     Amendment or Repeal.  Until the date that is six years following the adoption of these Bylaws, the provisions of this Article VI shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who served as a director or officer of the Corporation before the adoption of these Bylaws, in consideration of such person’s performance of such services, and pursuant to this Article VI the Corporation intends to be legally bound to each such former director or officer of the Corporation.  With respect to former directors and officers of the Corporation, the rights conferred under this Article VI are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of these Bylaws.  No repeal or modification of the foregoing provisions of this Article VI shall, until the date that is six years following the adoption of these Bylaws, adversely affect any right or protection (a) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (b) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

ARTICLE VII

Miscellaneous

Section 7.1.      Fiscal Year.  The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 7.2.      Seal.  The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.  The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.3.      Waiver of Notice of Meetings of Stockholders, Directors and Committees.  Whenever notice is required to be given by law or under any provision of the certificate of incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by the certificate of incorporation or these Bylaws.

Section 7.4.     Interested Directors; Quorum.  No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

Section 7.5.      Form of Records.  Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time.  The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

Section 7.6.      Amendment of Bylaws.  These Bylaws may be amended or repealed, and new Bylaws adopted, by the Board of Directors, but the stockholders entitled to vote may adopt additional Bylaws and may amend or repeal any bylaw whether or not adopted by them.